                                                                    EXHIBIT 10.8

                                 BASIC AGREEMENT
                                     BETWEEN
                              Warner Electric, LLC
                                       and
                               United Steelworkers
                                       and
                              Local Union No. 3245
                               For Contract Years
                      May 17, 2006 through February 1, 2009

                       WARNER ELECTRIC BRAKE SAFETY POLICY

- Safety is our first priority. Safety concerns must be managed before other business concerns can be successfully accomplished.

- Working safely is a condition of employment. All employees are required to work safely and follow all safety rules and regulations.

- No job is so important that it cannot be done safely. Safety precautions must be taken before and during any job.

- All injuries can be prevented. With management taking responsibility to ensure a safe environment and all of us working safely, this is a realistic goal.

- Every employee is responsible for preventing injuries. When we all work safely, act safely, and report any unsafe condition, we are doing our part to prevent injuries.

- Training employees to work safely is essential. For every employee to be responsible for safety, he/she must know what safe conditions, acts, and operations are. To achieve that level of understanding, appropriate training will be given.

- All operating exposures can be safeguarded. To ensure safe working conditions, all areas or points that are dangerous and cannot be practically eliminated, will be safeguarded by way of safety devices, warnings, guards, personal protective equipment or other appropriate means.

                                      INDEX

Article                                                                     Page
-------                                                                     ----
I    Intent, Purpose and Scope of Agreement                                   5
II   Recognition                                                              5
III  Hours of Work                                                            7
IV   Overtime and Allowed Time                                                7
     Holidays - Paragraph 26                                                  8
     Overtime Distribution - Paragraph 30                                     9
     Call-In/Report-In Pay - Paragraph 34                                    10
     Bereavement Pay - Paragraph 35                                          10
V    Vacations                                                               11
VI   Seniority                                                               13
     General                                                                 13
     Rule for Applying Seniority                                             14
     Seniority Defined                                                       14
     Transfer of Seniority                                                   14
     Decrease in Forces                                                      14
     Recall to Occur As Follows                                              16
     Loss of Seniority                                                       17
     Probationary Period                                                     18
     Information to the Union                                                18
     Shift/Job Transfers                                                     19
     Temporary Transfer                                                      19
     Job Posting                                                             19
VII  Military Service                                                        20
VIII Leave of Absence                                                        20
     Jury Service - Paragraph 81                                             21
IX   Adjustment of Grievances                                                21
     To File a Grievance - Paragraph 86                                      22
     Suspension - Paragraph 102                                              24
X    Bulletin Boards                                                         25
XI   Wages                                                                   25
     Job Descriptions/Evaluations -
     Paragraph 106                                                           25
     Temporary Transfer Rate - Paragraph 116                                 26
     Shift Differential - Paragraph 117                                      26
XII  Cost-of-Living                                                          27
XIII Safety and Health                                                       29
XIV  Insurances and Pensions                                                 31
XV   Severance Allowance                                                     31
XVI  Termination, Expiration and Scope                                       32
XVII Compliance with Law                                                     33
Appendix A - Classification by Pay Rate                                      37
Appendix B - Rate Retention Groups                                           39
Appendix C - Overtime Distribution Agreement                                 39
Appendix D - Overtime Groups                                                 42
Appendix E - Insurances                                                      43
Insurance Agreement                                                          45

                             NOTICE TO ALL EMPLOYEES

                                 WHEN UNABLE TO

                                 REPORT FOR WORK

                                      CALL

                                 (815) 389-4300

                              OR YOUR SUPERVISOR'S

                              DIRECT PHONE NUMBER.

                              THIS WILL ENABLE THE

                              COMPANY TO ACCURATELY

                                  MAINTAIN YOUR

                               ATTENDANCE RECORD.

                          TO LEAVE AN EMERGENCY MESSAGE

                                      CALL

                                 (815) 389-7777

                          LEAVE YOUR NAME, TELEPHONE #,

                            AND MESSAGE AND HANG UP.

                         YOUR EMERGENCY MESSAGE WILL BE

                                  RESPONDED TO.

                                    AGREEMENT

1. This Agreement is made and entered into May 17, 2006 by and between WARNER ELECTRIC, LLC, or its successors or assigns, (hereinafter referred to as the "COMPANY") and the UNITED STEELWORKERS (hereinafter referred to as the "UNION") on behalf of itself and Local Union No. 3245. The Company will furnish each present or new employee with a copy of this Agreement.

                                    ARTICLE I
                     INTENT, PURPOSE AND SCOPE OF AGREEMENT

2. It is the intent and purpose of this Agreement to set forth herein the basic rules covering rates of pay, hours of work, and conditions of employment to be observed by the parties hereto. It is further understood and agreed that this Agreement together with any written appendices, supplements or letters of understanding hereto contains all understandings between the Company and the Union. This Agreement cannot be modified or amended except in writing signed by the Company and the Union. No individual shall have any right to modify, amend or revoke this Agreement.

3. This Agreement relates to the South Beloit plant of the Company located at 449 Gardner Street, South Beloit, Illinois.

4. The Company and Union will apply the provisions of this Agreement to all employees, without discrimination as to age (as provided in appropriate laws), sex, color, national origin, race or religion.

5. COOPERATION - The Union, the Company and all employees covered by this Agreement mutually agree to make every reasonable effort to maintain and improve the skill, efficiency, ability, and production of all employees, the quality of products, the methods and facilities of production, and to eliminate accidents, waste, conserve material and supplies and improve quality of workmanship.

                                   ARTICLE II
                                   RECOGNITION

6. The Company hereby recognizes the Union as the exclusive bargaining agent for all its production, maintenance, and service employees, excluding Sales Persons, Service Manager, Assistant Service Manager, Service School Instructors, office and plant clerical employees, technical employees, timekeepers, Industrial Engineering Department employees, security personnel, plant superintendents, assistant superintendents, supervisors, assistant supervisors, and other supervisory employees with authority to hire, promote, discharge, discipline or otherwise effect changes in the status of the employees, or effectively recommend such action, in all those matters specifically provided for herein pertaining to wages, hours, and working conditions.

7. The Union hereby recognizes that the Management of the plant and the direction of the working forces including the right to direct, plan, and control plant operations, and establish and change production schedules, the right to hire, promote, demote, transfer, suspend or discharge employees for proper cause, or to relieve employees because of lack of work or for other legitimate reasons, subject to the provisions of this Agreement, or the right to introduce new and improved methods or facilities, or to change existing production methods or facilities, and to manage the properties, is vested in the Company.

8. No employee shall engage in any activity not authorized by the Company, which shall interfere with production. This section shall not restrict the legitimate activities of the Shop Committee members pursuant to Article IX, Par. 97, Safety Committee members pursuant to Article XIII Par. 134, and the members of the Job Evaluation Committee, Worker's Compensation Committee, Civil Rights Committee, Group Insurance Committee, Pension Committee and Apprenticeship Committee as authorized by the appropriate Company representatives.

9. Any employee who is a member of the Union in good standing on the effective date of this Agreement shall, as a condition of employment, maintain membership in the Union to the extent of paying the periodic membership dues uniformly required of all Union members.

10. Any employee who, on the effective date of this Agreement, is not a member of the Union and any employee thereafter hired, shall, as a condition of employment, starting thirty (30) days after the effective date of this Agreement, or thirty (30) days following the beginning of their employment, whichever is the later, acquire and maintain membership in the Union to the extent provided in Paragraph 9 above.

11. The Union agrees that it will make membership in the Union available to all employees covered by this Agreement on the same terms and conditions as are generally applicable to other members of the Union. At the instance of the Company, termination of Union membership for reasons other than the failure of the employee to tender the dues, assessments and initiation fees specified in this Agreement, may be submitted to an impartial arbitrator under the grievance procedure of the Agreement for determination only as to whether such termination conforms to the Constitution of the United Steelworkers.

12. On receipt of a voluntary written assignment authorizing such deduction from the employee on whose account such deductions are made, the Company shall deduct union dues, initiation fee, and assessments in accordance with the Constitution of the United Steelworkers, as certified to the Company by the International Treasurer of the Union. The Company shall deduct Union dues on a weekly basis, based on the employee's earnings from that week. Any sum deducted by the Company pursuant to this paragraph shall be remitted promptly by it to the International Treasurer of the Union.

13. Should the International Treasurer of the Union certify to the Company in writing that changes in dues or initiation fees have been duly adopted by the United Steelworkers, during the term of this Agreement, the Company shall deduct the changed dues or initiation fees have duly adopted by the United Steelworkers, during the term of this Agreement, the Company shall deduct the changed dues or initiation fees in the manner provided in Par. 12.

14. The Union shall indemnify and hold the Company harmless against all suits, claims, demands and liabilities that shall arise out of or by reason of any action that shall be taken by the Company for the purpose of complying with these foregoing provisions or in the reliance on any list or certificate which shall have been furnished by the Company under these provisions.

15. During the life of this Agreement, the Union agrees that there will be no strikes, stoppages, or slowdowns; the Company agrees that there shall be no lockouts. Both parties promise and agree that they shall, in an endeavor to prevent such events from taking place, charge their representatives, committees, and agents with full responsibility for the performance of each and every promise and undertaking herein contained. No meetings of the Union's membership shall be scheduled during regular working hours without mutual agreement of the parties in writing.

16. Except during an emergency, employees excluded from the provisions of this agreement shall not perform production or maintenance work. Instruction, engineering analysis, continuous improvement team activities, assistance in debugging machinery, product demonstrations, lab work, and safety and ergonomic evaluations do not constitute production or maintenance work.

                                   ARTICLE III
                                  HOURS OF WORK

17. This article defines the normal hours of work and shall not be construed as a guarantee of hours of work per day or per week. This Article shall not be considered as any basis for the calculation or payment of overtime, which is covered solely by Article IV, "Overtime."

18. The normal workday shall be eight (8) hours of work in a twenty-four (24) hour period. The hours of work shall be consecutive except when an unpaid lunch period is provided in accordance with prevailing practices.

19. Rest periods shall be provided and taken as follows:

     First Shift:  9:30 a.m. to 9:45 a.m.   - 15 minutes
                   12:30 p.m. to 12:40 p.m. - 10 minutes

     Second Shift: 5:30 p.m. to 5:45 p.m.   - 15 minutes
                   9:00 p.m. to 9:10 p.m.   - 10 minutes

     Third Shift:  1:00 a.m. to 1:15 a.m.   - 15 minutes
                   4:40 a.m. to 4:50 a.m.   - 10 minutes

On regular six (6) hour shifts on Saturday and Sunday, rest periods shall be provided and taken as follows:

     All Shifts: Three (3) hours into the six (6) hour shift. - 15 minutes except that rest periods shall be staggered by the Company where necessary to insure continuous production operations. Relief personnel will be assigned to the continuous production operation to provide the relief period for the operator.

20. The normal work pattern shall be five (5) consecutive workdays beginning at 12:01 a.m. Monday of each week, or at the time on Monday at which the employee begins work. Seven (7) consecutive days beginning at 12:01 a.m. Monday shall constitute a payroll week.

                                   ARTICLE IV
                            OVERTIME AND ALLOWED TIME

21. This Article provides the basis for the calculation of, and payment for, overtime and shall not be construed as a guarantee of hours of work per day or per week, or a guarantee of days of work per week.

The payroll week shall consist of seven (7) consecutive days commencing at 12:01 a.m. Monday for the purpose of computing the pay of employees.

22. Time and one-half shall be paid for hours worked in excess of forty (40) hours in a payroll week; all contractual paid time and union time, shall for purposes of this provision, be treated as time paid.

23. Double time shall be paid for all hours worked on Sunday.

24. In all instances of premium pay for work on a day as such, the employee's entire shift shall be considered as having been worked on the day on which their shift is regularly scheduled to commence, except if the employee's first regular shift of the work week begins between 10:00 p.m. and 12:00 midnight on Sunday, during such week, each shift shall be considered as having been worked on the day their shift is scheduled to end.

25. Work performed by employees on their floating holiday, or on a Holiday, will be on a voluntary basis, and will be paid at double time plus holiday pay. The scheduling of floating holidays during the Christmas period will be at the employee's discretion.

26. Holidays

                               Contract Year 2006

April 14 - Good Friday (Friday)
May 29 - Memorial Day (Monday)
July 3 - Day Before Independence Day (Monday)
July 4 - Independence Day (Tuesday)
September 4 - Labor Day (Monday)
November 23 - Thanksgiving (Thursday)
November 24 - Day after Thanksgiving (Friday)
December 24 - Christmas Eve (Sunday) Celebrated December 25 December 25 - Christmas Day (Monday) Celebrated December 26 December 31 - New Years Eve (Sunday) Celebrated January 1 January 1, 2007 - New Years Day (Monday) Celebrated January 2

                               Contract Year 2007

April 6 - Good Friday (Friday)
May 28 - Memorial Day (Monday)
July 4 - Independence Day (Wednesday)
September 3 - Labor Day (Monday)
November 22 - Thanksgiving (Thursday)
November 23 - Day after Thanksgiving (Friday)
December 24 - Christmas Eve ( Monday)
December 25 - Christmas Day (Tuesday)
December 31 - New Years Eve (Monday)
Jan. 1, 2008 - New Year's Day (Tuesday)

                               CONTRACT YEAR 2008

March 21 - Good Friday (Friday)
May 26 - Memorial Day (Monday)
July 4 - Independence Day (Friday)
September 1 - Labor Day (Monday)
November 27 - Thanksgiving (Thursday)

November 28 - Day after Thanksgiving (Friday)
December 24 - Christmas Eve (Wednesday)
December 25 - Christmas Day (Thursday)
December 31 - New Years Eve (Wednesday)
January 1, 2009 - New Years Day (Thursday)

One (floating) holiday to be scheduled in accordance with current vacation scheduling process and paid as 8 hr. of classification rate as holiday pay for employees hired on or before May 17, 2006.

27. The regular earned hourly rate shall be the average straight time hourly earnings for the day on which the overtime was worked. The "average straight time hourly earnings" shall be the employee's total straight time hourly earnings for the day, divided by the actual hours worked for the day (including any hours paid for under a guarantee of hours). Overtime rates as outlined above shall be paid the employees for such hours worked in the following manner:

(A) Time and one-half shall be one and one-half times the regular earned hourly rate of the employee.

(B) Double time shall be twice the regular earned hourly rate of the employee.

28. The overtime and/or the premium payments provided for in this Article shall not be duplicated for the same hours worked and to the extent that hours are compensated for at overtime or premium rates under one provision, they shall not be counted as hours worked in determining overtime or premium pay under the same or any other provisions.

29. When two or more rules are applicable, the one more favorable to the employee will apply, but nothing contained herein shall be construed to require or permit the pyramiding of premium and/or overtime rates.

30. Both parties agree that overtime shall be worked when necessary to permit the proper operation of the Company. Overtime will be distributed among employees in the overtime distribution groups identified in Appendix C, which groups may be changed from time to time in recognition of new or revised job classification and new or revised cost centers, subject to the grievance procedure.

31. Holidays defined in Par. 26 of this Article will be paid for at the employee's classification rate and the Cost-of-Living adjustment if not worked.

32. During the term of this Agreement the days (defined above) will be paid holidays. To qualify for holiday pay, an employee must have completed the first thirty (30) calendar days of their probationary period and must have worked their assigned shift on their last scheduled workday before the holiday (which may not be mandated to exceed 8 hours) and their assigned shift on their first scheduled workday following the holiday. In cases of holidays which are observed on Friday or Monday, neither the adjoining Saturday nor the adjoining Sunday shall be considered as a "scheduled work day before" nor a "scheduled work day after" the holiday for purposes of qualifying for holiday pay, and work on such Saturday or Sunday shall be voluntary except that concerted refusal of such overtime work and failure to work by an employee who had agreed to work shall be disciplinable offenses. If an employee desires to be absent from work the scheduled work day before or after a holiday, they must give reasonable notice prior to the holiday; provided, however, if they are absent from work the scheduled work day before or after a holiday due to circumstances beyond their control, they will not be disqualified from receiving unworked holiday pay. Otherwise eligible employees on disability leaves of absence are eligible for holiday pay up to and including one consecutive year of such leave(s) provided, however, that otherwise eligible employees hired on or after January 28, 1984 on disability leaves of absence shall be eligible for holiday pay up to and including thirty (30) consecutive days following the commencement of such leave(s).

33. The classification rate shall be that of the payroll week in which the holiday falls. If an employee is absent and does not have wages earned during the holiday week, then the classification rate to be used shall be that of the last payroll week the employee worked prior to the holiday week.

34. Employees who report for regular work, (unless notified not to do so, including announcements by local news media) or who are called back to work from off the plant, shall be given either a minimum of four (4) hours' work at the applicable contract rate (with applicable premiums, if any) for the current payroll period, (provided, that if the employee refuses an assignment of work which they are qualified to do, they shall receive no pay). The provisions of this Paragraph shall not apply in cases of strikes, work stoppages, in connection with labor disputes, failure of utilities beyond the control of the Company, or any acts of God which interfere with work being provided or an outside cause which prevents access, egress or occupancy to the extent that work cannot be provided to the employees.

35. Employees actively at work will be granted three (3) work days off with pay at their classification rate to attend or make arrangements for the funeral of their spouse, mother, father, sister, brother (including half-brothers and half-sisters), son, daughter, grandchild, mother-in-law, father-in-law, or other than a blood-related parent if it can be demonstrated without a reasonable doubt that the employee's parent is other than the blood-related mother or father. Such employee will receive bereavement pay entitlement for only one mother and one father. Employees actively at work will be granted three (3) days off with pay at their classification rate to attend or make arrangements for the funeral of their brother-in-law or sister-in-law (defined as the brother(s) and/or sister(s) of the employee's spouse, and the spouse(s) of the employee's brother(s) and/or sister(s). The in-law relationship ceases to exist when the marriage, which created the relationship, is terminated by divorce, annulment, legal separation or death followed by remarriage. Employees actively at work will be granted one (1) day off with pay at their classification rate to attend or make arrangements for the funeral of the employee and spouses grandmother or grandfather. An employee who has not previously been granted work days off with pay for the funeral of his mother or father may notify the Company that he elects, instead, such pay rights for the funerals of his maternal grandparents or his paternal grandparents. In the event of such election, the funeral pay rights otherwise applicable to the designated grandparents shall apply to the employee's parents. Should the death occur during any of the employee's scheduled weeks or days of vacation, the vacation thus interrupted will be extended by the period of authorized bereavement. Should the death occur during any of the employee's vacation, or a paid holiday, the vacation or holiday thus interrupted will be extended by the period of authorized bereavement effected.

                                    ARTICLE V
                                    VACATIONS

36. An employee who has been on the payroll of the Company as of the anniversary date of their employment, and prior to May 17, 2006 shall retain their current earned vacation entitlement.

Employees hired on or after May 17, 2006 shall receive the following vacation with pay:

Service                          Vacation
-------                          --------
1 but less than 3 years     1 week (5 days)

3 but less than 10 years    2 weeks (10 days)

10 but less than 20 years   3 weeks (15 days)

20 and over                 4 weeks (20 days)

Full weeks of vacation are to be taken as full weeks; extra days may be taken individually. However, employees with two weeks of vacation or more may take their vacation time off entitlement in excess of one week as individual days. Two (2) of the individual days may be taken in (1/2) day increments, subject to the scheduling rules of Paragraph 38.

Employees on the active payroll of the Company on their 30th year of service anniversary date shall receive a $100.00 award and on each such anniversary date thereafter while on the active payroll.

The Company will issue vacation checks under the following guidelines. Full week(s) vacation checks will be issued on the pay period preceding the start of vacation. Pay for individual vacation days taken will be included in the employee's regular check for the week it was taken. If an employee takes vacation for all the days in a week when a holiday(s) occurs, except the holiday(s) themselves, the vacation days will be paid in advance as if it were a full week and the holiday(s) will be paid in the week after their occurrence.

37. Vacation pay shall be paid for all employees, beginning January 1, 2007, at their base hourly rate. Base hourly rate to include shift differential.

38. (A) During any calendar year employees shall be permitted to select the time for vacation subject to (B), (C), (D), (E) and (F) below so far as practicable, provided the employee gives written notice to the Human Resources Department of their preference before April 1, and provided that the Company may schedule in a manner which takes into consideration the operating and maintenance needs of the plant. Conflicts in requests shall be resolved on the basis of seniority. When taking single days of vacation, you must notify your supervisor before the end of your prior shift. Failure to do so will result in an absence. When taking half (1/2) days vacation you must notify your supervisor before the end of your prior shift. Failure to do so will result in an absence.

(B) The Company may schedule a vacation shutdown of 1 week's duration. In years that the Company schedules a shutdown, notification to employees will be made by March 15.

                                VACATION SHUTDOWN

YEAR 2006   Wednesday   July 5
            Thursday    July 6
            Friday      July 7

YEAR 2007   Monday      July 2
            Tuesday     July 3
            Thursday    July 5
            Friday      July 6

YEAR 2008   Monday      June 30
            Tuesday     July 1
            Wednesday   July 2
            Thursday    July 3

(C) When a vacation shutdown is scheduled, shutdown work requirements will be announced at the time the shutdown is announced. Shutdown work requirements will be filled voluntarily from the top of the seniority list in each classification required, and if volunteerism does not meet the need, the balance of the requirements will be met by assignment from the bottom of the seniority list up. Shutdown work requirements that arise subsequent to March 15 will be filled by volunteers from the top of the seniority list. Any employees asked to work will be charged in accordance with Appendix C. Employees not asked to work during the shutdown period will not be charged for any overtime. If an out of overtime spread condition occurs because of the overtime worked during the shutdown period, the Company shall have 30 days to bring the effected employees back into the 30 hour overtime spread.

(D) Employees who are entitled to vacation and who work during vacation shutdown will be permitted to request their vacation so far as practicable, and in consideration of the operating and maintenance needs of the Company, at any other time of the year. In instances where employee vacation requests conflict with the Company's needs, vacations will be scheduled on the basis of seniority.

(E) In order to qualify for the vacation defined in Par. 36, an employee must have worked not less than seventy (70) percent of the regular days of work available to them during the twelve (12) months immediately preceding January 1 of any calendar year, except in the case of any employee who completes one (1) year of service in the calendar year, it shall be twelve (12) months immediately preceding their anniversary date. It is understood and agreed for this purpose that the absence from work because of Company layoffs due to lack of work (not to exceed ten [10] work weeks), occupational accidents, certified illness, holidays, shall be considered as time worked for the purpose of computing eligibility for vacation privileges.

(F) An employee may take pay in lieu for any earned vacation, not to exceed five
(5) days in any year. Such scheduling should be handled with the normal April 1 vacation scheduling procedure. Changes after the vacation schedule is established must be consistent with production needs. Pay in lieu will normally be included in the vacation check at the time the vacation is taken. This shall not change the practice of paying for unused vacation at the end of each calendar year. The Union will be informed of all pay in lieu arrangements. No employee shall be discriminated against based upon his exercise or nonexercise of this understanding.

39. In the event of the death of an employee eligible for vacation pay at the time of their death, such vacation due the employee shall be paid to their surviving spouse or other legal heir.

40. If any employee is laid off for a period equal to or longer than their vacation, the employee may designate the equivalent portion of such layoff period as their vacation with pay.

41. Vacation periods may not be postponed from one year to another and made accumulative, and will be forfeited unless completed within each calendar year, but in any event the employee will receive their vacation pay.

42. An employee entering military service who is eligible for vacation in the year in which they enter and who has not received such vacation shall receive the vacation pay to which they are entitled under this Article.

43 Any employee returning from military service who is eligible for vacation in the year in which they return shall receive a vacation subject to the provisions of this Article, except Par. 38 above, provided it is not in the same year in which they enter. Their vacation pay will be paid in accordance with Paragraph 37.

44. In the event an employee has their vacation scheduled immediately upon beginning work and therefore does not have any hours worked, their vacation pay is computed by multiplying their rate for the job classification to which they are assigned by their vacation hours.

45. Vacation Pay for Layoffs.

During any calendar year, if an employee is on layoff through no fault of their own and solely as a result of such layoff they have not fulfilled the requirements of Par. 38 (A) of this Article, and such an employee has had earnings in the preceding calendar year, they shall be entitled to receive vacation pay in accordance with Paragraph 37 as provided in Par. 36 of this Article. Employees who are laid off may elect to receive their vacation pay at the time of layoff under Paragraph 40 and, in accordance with Paragraph 40, a corresponding portion of the layoff will be considered as the employee's vacation time off at the time of layoff. If the employee does not elect his vacation pay and time off at the time of layoff and is recalled in the same calendar year, they will receive their vacation pay in accordance with Paragraph
46. If the employee does not elect their vacation pay at the time of layoff and is not recalled during the calendar year, they will be paid any vacation pay owing at the end of the calendar year.

46. In the event an employee has been on layoff and is recalled to work during any calendar year, and such an employee has had earnings in the preceding calendar year, but solely because of such layoff has not fulfilled the requirements of Par. 38 (A) of this Article, they shall be entitled to vacation pay as outlined in Par. 45 above. Upon returning to work anytime in the year, such employee will be eligible to receive their vacation pay upon giving one week's notice but vacation time off will be granted (if requested) consistent with Paragraph 38 of this Article.

                                   ARTICLE VI
                                    SENIORITY

47. GENERAL. The Company and the Union recognize that promotional opportunity and job security in the event of promotions, decreases of forces, and rehirings after layoffs should increase in proportion to length of continuous service, and that in the administration of this Article, full consideration shall be given continuous service in such cases. "Continuous service" as referred to herein, means a period of employment not interrupted by a break sufficient to terminate the employee's seniority.

48. RULE FOR APPLYING SENIORITY. In all cases of promotion or increase or decrease in forces except when a different rule is stated, the following factors shall be considered; however, only where factors (B) and (C) are relatively equal shall length of continuous service govern:

(A) Length of continuous service;
(B) Ability to perform the work;
(C) Physical fitness.

49. SENIORITY DEFINED. Length of continuous service as outlined in this Article is defined herein as years, months, and days of service with the Company since the last date of hire. In cases where two or more employees commence work on the same date, the following method will determine the most senior employee:

     Shift 3 = Most Senior

     Shift 1 = Senior to employee who started on Shift 2

     Shift 2 = Least Senior

In the case of two or more employees starting on the same shift and same date, at the orientation, between the Union, employees, and the Company, the employees will draw a card from a deck of cards and the high card will determine the most senior employee, which determination shall be final and govern all future issues of relative seniority during their employment with the Company. All affected employees who have not established permanent seniority shall do so as outlined by the card drawing provisions of this article. When seniority is established the Company will provide to the Union a listing of the employees affected and a copy to the employee.

50. TRANSFER OF SENIORITY. Employees transferred from one classification to another classification, by job bid or promotion shall transfer their seniority to the new classification after twenty (20) working days on the job to which they had bid or transferred, provided it is the last classification to which they have bid or have been promoted. An employee thus transferred shall serve a trial period of not less than one working day and not more than twenty (20) working days, which period may be extended by mutual agreement. In cases covered by the above employees will be allowed to wash themselves out during the trial period (on the job to which they had bid or been promoted) by giving notice to the Company not later than the twentieth (20th) day, provided they had not previously held the classification in the previous two (2) years.

51. Employees who wash themselves out as above specified or who are washed out by the Company shall be entitled to return to their former job classification with full seniority. If there have been other personnel moves which have resulted from their bid or promotion, the employees involved will be returned to their former job classifications (to the extent that this is necessary in order to accommodate the washout) with full seniority, and the Company will be entitled to postpone the reverse moves caused by the washout until all resulting personnel moves may be accomplished without the necessity of paying premium pay.

52. Employees who are transferred in lieu of layoff will immediately transfer their seniority to the new classification.

53. DECREASE IN FORCES. When a reduction in force is necessary, forces shall be reduced in the following manner: (Subject to the exceptions in Article XI, Par.
111).

54. The Company will allow in certain situations for a voluntary layoff to occur. If this happens, the following guidelines will apply on a seniority basis:

     a) The voluntary layoff period will be for a maximum of four (4) weeks. This time period may be extended when the Company, Union and an employee mutually agree.

     b) The voluntary layoff option will be made available to those Employees in the classification whose work assignments are being immediately affected by the reduction. No employee on voluntary layoff will be allowed to exercise their seniority in any classification.

     c) When it is determined that a recall is needed, the person who went out on involuntary layoff would be recalled prior to a person who volunteered.

     d) If it is determined that production needs change and all other options have been exhausted, the Company would have the option to recall a person on voluntary layoff.

     e) Upon return from voluntary layoff the employee will return to his/her previous classification and shift.

     f) During a voluntary layoff, a person would retain their Insurance consistent with the Insurance Agreement in the contract.

     g) In the event there are insufficient volunteers for a required layoff, the procedures prescribed in this article concerning decreases in forces will apply.

55. (1) Probationary employees will be the first to be displaced from the classification(s) to be reduced; (2) Next, employees who have not acquired seniority in the classification as provided in Par. 50 shall be displaced from the classification(s) to be reduced and shall be returned to the classification in which they still hold seniority. (Employees who have been transferred into the classification pursuant to Par. 56 shall be excepted from this group and shall be considered on the basis of their total seniority as part of the group considered in subparagraph (3) hereof). (3) Next, employees will be displaced from such classification(s) on the basis of their seniority in the classification, on the basis of the factors in Par. 48.

56. Employees who are displaced from their regular classification shall be offered a job opportunity in a vacant job or in a job held by an employee with less seniority, as follows:

     (1) To a job classification for which the employee is fully qualified by previous classification and satisfactory performance in the job classification for the Company, or

     (2) To a job classification for which the employee qualifies under the factors set forth in Par. 48, without any training period.

57. Employees displaced in the above process shall be considered on the same basis as specified in Par. 55 hereof for reduction of forces in a classification. Such employees who are displaced in this process shall be given a similar opportunity. Employees who are displaced under the above procedure and who do not have sufficient seniority and qualification to secure another job under the above procedure shall be laid off from the Company.

58. In the event of partial or complete shutdown of manufacturing operations during straight-time hours for the purpose of taking inventory, seniority by shift shall apply only among employees in the same job classification doing the same type of work. Employees performing such work will be paid at their classification rate. During overtime hours for the purpose of taking inventory, the Appendix "C" Overtime Distribution Agreement shall apply.

59. Employees who have completed their probationary period and who are scheduled for a layoff for a period exceeding three (3) working days, shall be notified at least three (3) working days prior to such layoff. The Union shall be notified as soon as practicable after the Company makes the determination to lay off employees. In the event an employee is temporarily laid off for a period of not more than three (3) working days, due to lack of work or other legitimate causes, the employee with the least continuous service in the classification affected shall be laid off.

60. Employees may elect layoff instead of exercising their seniority rights to displace a less senior employee in a different classification. (The Company will provide the employee and Union with a list of the different classifications that have less senior employees.) Employees electing layoff under this paragraph will only be eligible for recall to their regular assigned classification or to such other classifications as they designate in writing to Human Resources at the time of layoff. Such employees shall be notified by certified mail that their rights are due to expire. Such notice will state that they must accept the next recall for which they are eligible or terminate their seniority and all employment rights. In no event shall the employee's seniority be extended for a period greater than that specified in 62(E). The president of the local union shall appoint two (2) committee members to be present in the Layoff & Recall meeting prior to notice being given to employees of such Layoff or Recall. Only one (1) of the appointed members may be present at the meeting with the employees.

61. RECALL TO OCCUR AS FOLLOWS:

     I. When increasing the workforce in an area without adding to the overall plant headcount, both shift preference and recalls, direct and indirect, will be honored based on seniority. If the position is not filled through this process, then the position will be posted.

     II. Opening occurs in classification that has employees on layoff and most senior person on layoff is from the classification that is being recalled.

          A. The person with the most seniority with the Company shall be recalled by telephone or certified mail.

          B. The person recalled is expected to advise the Company of their availability for recall upon contact by telephone, or if unable to be contacted by telephone, shall have forty-eight (48) hours after sending certified mail to notify the Company of their availability for work and must report for work not later than the beginning of their shift on the third working day following the day the notice to report was sent.

          (1) In the event the employee does not accept recall or fails to report for work, their seniority and all employment rights will be terminated.

     III. Opening occurs in classification that has employees on layoff. However, there are more senior employees on layoff from other classifications.

          A. The Company shall recall the most senior person, regardless of their classification, who are fully qualified to perform the work of that classification by:

               (1) Previous classification and satisfactory performance in the job classification for the Company, or

               (2) Under the factors set forth in Paragraph 48, Article VI of the Basic Agreement, without any training period.

          B. The person recalled is expected to advise the Company of their availability for recall upon contact by telephone, or if unable to be contacted by telephone, shall have forty-eight (48) hours after sending certified mail to notify the Company of their availability for work and must report for work not later than the beginning of their shift on the third working day following the day the notice to report was sent.

          In the event the employee does not accept recall or fails to report for work, their seniority and all employment rights will be terminated.

     IV. Opening occurs in classification that has no employees on layoff. However, there are employees on layoff from other classifications.

          A. That job shall be posted in accordance with Article VI, Par. 69 of the Basic Agreement.

          B. After job posting and selection procedures have occurred, persons on layoff will be recalled to the job vacancy that would then exist in accordance with Part I and Part II, if applicable. If Part I and Part II are not applicable, persons will be recalled in accordance with length of continuous service, physical fitness and ability to perform the work, without any training period.

          C. The person recalled is expected to advise the Company of their availability for recall upon contact by telephone, or if unable to be contacted by telephone, shall have forty-eight (48) hours after sending certified mail to notify the Company of their availability for work and must report for work not later than the beginning of their shift on the third working day following the day the notice to report was sent.

          In the event the employee does not accept recall or fails to report for work, their seniority and all employment rights will be terminated.

          NOTE: Employee's recalled from layoff who are unable to return to work due to medical reasons shall be placed on medical leave of absence provided the employee accepts the recall.

62. LOSS OF SENIORITY. Continuous service as outlined in this Article shall be broken and employees shall not be considered as having any length of continuous service or any employment relationship whatsoever with the Company:

(A) If they shall quit;

(B) If they shall have been discharged for proper cause;

(C) If they fail to report for work, or make satisfactory explanation of such failure within forty-eight (48) hours after notification has been sent to report for work by certified mail, one copy of such notification being tendered to the Union Committee. Such notice shall not be sent unless such employee has been absent and has failed to notify the Company by the middle of the employee's shift on the second consecutive working day of the reason for such absence, or;

(D) If they fail to report on schedule following a vacation or an authorized leave of absence without giving a reasonable excuse (employees who present an excuse for such absence will be permitted to work after the presentation of the excuse until such time as the Company decides whether to honor the excuse as an exception to the rule) or;

(E) If they shall have been absent from the service of the Company for any reason (except for a leave of absence for military service) for a period of two
(2) years, where such employee has been continuously employed for over ninety
(90) calendar days and not over two (2) years shall be considered as having lost their seniority and employment relationship if they have been absent from the service of the Company for a period equal to their length of service with the Company. Absence due to a compensable disability incurred during the course of employment shall not break continuous service provided such individual is returned to work within thirty (30) days after final payment of statutory compensation for such disability, or after the end of the period used in calculating a lump sum payment.

63. PROBATIONARY PERIOD. A new employee, and others re-employed following a break in continuous service, as outlined in Par. 62 above, will acquire seniority after they have completed ninety (90) calendar days of employment, exclusive of any periods of absence due to medical reasons of five or more consecutive days, from the date of their employment or re-employment with the Company. Such employees shall be considered probationary employees until they have acquired seniority. There shall be no responsibility for the re-employment of probationary employees if they are laid off or discharged during this period. Probationary employees may file and process grievances after thirty (30) calendar days from date of employment or re-employment but may be laid off or discharged during their probationary period as exclusively determined by Management.

64. INFORMATION TO THE UNION. Every three months the Company shall furnish the Union with copies of a seniority list and post copies on the bulletin boards of the Company. Once each month between the quarterly lists, the Company will furnish the Union one copy of an updated seniority listing. The company will also continue to provide the union with an updated list of shift preferences and recalls periodically.

(A) No more than once per month, at the request of the union, the Company will provide a list of hires, terminations, promotions, transfers and seniority of bargaining unit employees during the preceding calendar month

(B) The Company will continue to provide the Union with copies of written leave of absence forms, written disciplines, names of employees who are to be laid off or who have been recalled (including the date of notice and the name of the job classification involved), "employee record change requests" and notices that appear on Company bulletin boards that pertain to the bargaining unit. The Company will transmit this information within two (2) weeks after the action is taken or, in the case of leave of absence, within one (1) week after the form is completed. Inadvertent failure to transmit the information or failure of the Union to receive it shall not invalidate the action involved, since the purpose of this provision is only to keep the Union informed. Errors shall be corrected when discovered.

65. SHIFT/JOB TRANSFERS. Employees who have completed their probationary period who desire to change shifts or jobs shall indicate their preference on a form provided by the Company. When a vacancy occurs in a classification, an employee performing the same type of work in the classification, with a written preference form on file, shall be given preference based on their seniority for transfer where the vacancy exits, subject to the following conditions.

(A) In the event it is not possible to transfer the employee in accordance with their preference due to there not being an adequately qualified crew on the shift from which the transfer is to be made, the transfer will be made as quickly as possible.

(B) The Company shall have the right to train new employees to the classification on the day shift for a period of not to exceed thirty (30) working days (except that such period may be extended by agreement of the parties), and any transfers shall not take place until this training is completed.

(C) In the event an employee is promoted in a classification, the employee thus promoted will remain on the same shift and area unless there is a more senior employee in the classification where the promotion occurs with a preference form on file. If this should occur the two employees will exchange places.

(D) In the event the Company decides to decrease the number of employees in a classification on a shift and increase the number of employees in the same classification on another shift within the same area, the Company will utilize this Paragraph to achieve the necessary results. If openings exist after all preferences have been utilized, the least senior employees (being decreased) will be transferred and shall exercise their seniority rights regardless of shift or area. All employees (direct or indirect) may utilize their seniority to bump a less senior employee, and shall not be required to remain within their classification.

66. Employees granted a preference change under this paragraph to their first choice shall not be entitled to a preference change for a period of one hundred twenty (120) days. Employees granted their second choice will continue to have their first choice on file unless changed by Paragraph 67.

67. Employees may withdraw or change their written preference at any time. However, the preference form on file before Wednesday of any work week shall govern any changes to be effective in the following work week and thereafter unless changed by subsequent preference form. In the event of a reduction or recall from layoff in the work force in any department or shift, the Company will notify the Union of these reductions or recalls at which time the preferences shall be frozen effective midnight the day immediately preceding such notice. They shall remain frozen until the displacements resulting from such reductions or recalls are complete.

68. TEMPORARY TRANSFER. Vacancies of 45 days or less in a classification shall be considered as temporary. The Company may fill such temporary vacancies as follows. Employees farmed into a classification on any one shift will be considered one occurrence. The Company shall not exceed 45 occurrences in any individual classification in a 120 day period. Job vacancies in excess of 45 days may also be considered temporary such as the case where the vacancy is due to an employee being on leave of absence due to occupational accidents and certified illness.

69. JOB POSTING. When a vacancy occurs or is expected to occur, (other than a temporary vacancy), which has not been filled either by promotion, preference form or recall from layoff, the Company shall, to the greatest degree practicable, post the job vacancy on bulletin boards throughout the Company for a period of two (2) working days. Such posting will include the job title, the location of the job, the pay rate, the shift, and the job description.

70. Non-probationary employees desiring such job shall apply for the job on a form prescribed by the Company. The employee selected by the Company (such selection governed by Par. 48 of this Article) shall be given a trial period of not less than one working day and not more than twenty (20) working days, which period may be extended by mutual agreement. If it is determined by the Company that they are not satisfactorily performing the job, or if employees wash themselves out pursuant to the terms of Article VI, Par. 50, they shall be returned to their former classification and the Company shall continue to make selections by seniority from the bidders and again provide a trial period under the same procedure. If the next employee is washed out by the Company or washes out pursuant to the terms of Article VI, Par.50, the Company after exhausting all bidders may recruit from any available source. Upon bidding the job and being selected, the employee will not be entitled to bid on another permanent job opening for a period of six (6) months, except in the event the employee is not on the job they obtained through bidding due to a decrease in forces as set forth in Par. 53.

71. An employee may withdraw a bid within one (1) working day after bids have been closed by giving written notice to Human Resources or their supervisor. An employee withdrawing a bid in a timely manner and/or an employee who is washed out by the Company during the trial period shall not be subject to a bidding bar.

72. An eligible bidder shall be placed on their job within ten (10) working days after their selection. Such ten (10) day period may be extended by mutual agreement between the Company and Union.

73. A list of successful bidders shall be posted following the week in which the selections are made. If posted jobs are not filled, and if the vacancy still exists, the Company shall re-post the position within thirty (30) days.

74. An employee promoted from the bargaining unit may be returned but once by the Company to the bargaining unit, provided such option is exercised by the Company not later than six months after such promotion. Upon their return, the employee will be credited with the amount of accumulated seniority they had as of the date of their promotion from the bargaining unit, and shall immediately resume the accumulation of seniority.

                                   ARTICLE VII
                                MILITARY SERVICE

75. The Company shall accord to each employee who applies for re-employment after conclusion of military service with the United States such re-employment rights as they shall be entitled to under then existing statutes. If the position of such employee has been eliminated, the Company will use every reasonable effort to provide for the employee employment for which they can satisfactorily qualify.

                                  ARTICLE VIII
                                LEAVE OF ABSENCE

76. The Company, in cases where production requirements permit or unusual circumstances warrant, may grant, at its discretion, a leave of absence upon written request made in the form prescribed by the Company and upon good cause being shown for such leave for a definite period of not more than eight (8) weeks. Additional leave may be granted in writing upon written request where deemed justified, but in any event, no succession of leaves shall extend beyond one (1) year; provided that in exceptional cases of extended absence because of illness or accident a longer leave of absence may be granted at the Company's discretion.

77. Up to three (3) employees at any one time (unless otherwise mutually agreed), as designated by the Union, may request leave from the Company to serve as a delegate to a union convention or for other official union business or training. Whenever possible, the Company will be provided at least thirty days advance notice of any such leave. Notice given less than 30 days in advance of a leave will not be unreasonably denied. There shall be no deduction from "continuous service" (under this Agreement or the Pension Agreement) for leaves granted under this Paragraph.

78. Any employee (not exceeding three in number at any one time) selected by the Union to act as a full-time official representative will be given a leave of absence by the Company for the duration of such office. There shall be no deduction from "continuous service" (under this Agreement or the Pension Agreement) for the first twelve (12) months (accumulative) of leave(s) of absence granted under this paragraph. After the first twelve (12) months of leave(s) of absence under this paragraph, "continuous service" will be frozen for the duration of such leave(s).

79. Pregnancy shall be treated the same as any other total or temporary disability and leave of absence under the terms of this agreement.

80. In the event an employee on leave of absence accepts substitute gainful employment or self-employment without the prior consent of the Company, their leave shall automatically be considered cancelled and employment terminated without recourse, except in the following cases:

(A) As an official representative of the Union, or

(B) In some section of the United States (other than Winnebago County, Illinois, or Rock County, Wisconsin), where such employee is residing temporarily because the illness of a member of their immediate family.

81. An employee who is called for jury service shall be excused from work for the days on which they serve and they shall receive, for each day of such service on which they otherwise would have worked, the difference between eight
(8) times their classification rate (plus shift premium and supper pay if applicable) and the payment they receive for jury service. The employee will present proof of such service and the amount of pay received therefor. An employee who is subpoenaed for court appearance and is not the plaintiff or defendant shall be excused from work for the court appearance and shall be paid for each day lost for which they otherwise would have worked in the same manner as provided for jury service, above. The employee will present proof of such appearance and the amount of any pay received therefor.

                                   ARTICLE IX
                            ADJUSTMENT OF GRIEVANCES

82. It is agreed that the Union will establish a Shop Committee from employees in the bargaining unit to meet with representatives of the Management for the purpose of presenting and participating in the adjustment of grievances, and, when established, shall furnish the Company with the names of the Committee members.

83. Such committee shall consist of three (3) members from the day shift and one
(1) members each from the second and third shifts, provided there are at least ten (10) or more employees for each committee member on the second and third shifts. An additional committee member will be added at such time, and for as long as, the bargaining unit exceeds 200 employees. Thereafter, an additional committee member will be designated for every 100 employees added to the bargaining unit.

84. The Company shall recognize alternates appointed to fill a vacancy caused by the vacation or leave of absence of a committee member, and such alternate shall be allowed to attend regular monthly union meetings if they so request.

85. At such time as the entire committee is absent from the plant due to Labor Contract negotiations, two (2) alternate committee members per shift affected may be appointed by the Union and shall be recognized by the Company.

86. Should any difference or dispute arise between the Company and its employee(s) concerning the meaning and application of the provisions of this Agreement, (or should the Union contend that the Company has violated its obligations under the Agreement to the Union, as such) an earnest effort shall be made to settle the difference orally. This oral effort shall be made by the aggrieved employee (or in the case of a breach of obligation to the Union, as such, by a committee member) and/or not to exceed two committee members at the option of the employee. If the matter is not resolved orally, it shall be taken up in the following manner:

87. FIRST: In writing to the supervisor involved. A meeting shall be held within one (1) working day after receipt of the written grievance. The Company will normally be represented at this meeting by the supervisors involved, provided that the Company may designate alternate or additional First Step Representatives in appropriate cases. The Union will be represented by the grievant and up to two (2) shop committee members. The written grievance shall be answered by one of the Company First Step Representative within two (2) working days after the first step meeting. If the answer is not satisfactory the grievance shall be appealed to the next step by the Union within four (4) working days of the written answer.

88. SECOND: Second step meetings will be held within (7) calendar days of the Union's request unless otherwise mutually agreed. The Company shall make its written answer within seven (7) working days after the meeting at which the grievance is discussed. If the answer is not satisfactory, the grievance shall be appealed to the next step by the Union within ten (10) working days of the written answer.

89. THIRD: Between an International Representative of the Union, the Local Union President and/or the two Chairpersons of the Shop Committee and the Managers of the Company and/or other Company Representatives at a regular or special meeting. One or more witnesses may be called into the meeting by agreement of the parties. The Company shall make its written answer within ten (10) working days after the third step meeting in which the grievance is discussed.

90. FOURTH: If the Union is not satisfied with the third step answer of the Company, it may, within thirty (30) calendar days of the date of the answer give notice of its intention to refer the grievance to arbitration. (If the Company fails to give an answer within the time limit prescribed at Step Three, the Union may elect to treat the grievance as having been denied and may give notice of its intent to refer the matter to arbitration.) After such notice is given, the Company and the Union will attempt to agree upon an impartial arbitrator. If no agreement is reached within thirty (30) calendar days thereafter the Federal Mediation and Conciliation Service (FMCS) will thereafter be asked to submit a panel of seven (7) arbitrators to the parties. The parties shall, upon receipt of said panel, strike names alternately until one (1) name remains on the panel; this remaining person shall serve as the impartial arbitrator. The arbitrator shall have jurisdiction and authority only to interpret, apply, or determine compliance with the provisions of this agreement insofar as shall be necessary to the determination of grievances appealed to the arbitrator. The arbitrator shall not have jurisdiction or authority to add to, detract from or alter in any way the provisions of this Agreement.

91. Each party shall assume its own expenses in connection with arbitration, and the fee of the arbitrator shall be paid by the two (2) parties, one-half (1/2) by each.

92. Grievances reduced to writing shall be dated and signed by the aggrieved employee(s) or their Shop Committee Member, except that grievances relating to more than two (2) employees shall be signed by at least two (2) aggrieved employees and the Shop Committee Member for the area(s) involved. All answers by the Company and all appeals by the Union shall be in writing, dated and signed by the Company or Union representative involved.

93. In the event an employee dies, the Union may process on behalf of their legal heirs any claim they would have had relating to any monies due under the provisions of this Agreement.

94. Grievances settled shall be signed off by a Shop Committee Member and/or International Representative.

95. Written grievances and appeals shall be answered by the Company Representative or their designee within the time limit fixed therein or the Union may pass the grievance to the next step, except that in Step 2, if the Company fails to answer within the time limits fixed therein it shall be considered adjudicated in favor of the employee. Grievances not appealed within the specified time limits shall not be eligible for further appeal. All time limits in this Article may be extended with the written consent of the other party.

96. Meetings between the International Representative of the Union, the Local Union President and/or the two Chairpersons of the Shop Committee or their alternates, and Managers of the Company and/or other Company Representatives provided for in the third step of the grievance procedure, shall be held at least once each month, prior to the fifteenth (15th) of the month to consider all grievance appeals submitted during the preceding month. Special meetings will be arranged on a date and at a time mutually satisfactory in regard to difficulties which may arise and which need immediate attention.

97. Members of the Shop Committee will be afforded time off at their classification rate for the purpose of attending meetings with the Company pursuant to the first three steps of the grievance procedure. A member of the Shop Committee shall also be allowed time off when necessary at their classification rate, to aid in the settlement of grievances in the area which they represent. A committee member on Union activity shall obtain permission from their supervisor (which shall not be unreasonably denied) and properly record their absence prior to leaving their work station to conduct these activities; shall report their presence and their purpose to the supervisor of the department in which they wish to conduct this activity; and shall report their return to their supervisor at the conclusion of this activity. Members of the Shop Committee shall do their utmost to see that their absence from their work station due to handling of grievances shall be as little as practicable and shall do their utmost to see that their absence from the work station does not interfere with production. Company paid time under this section is limited to a weekly maximum of the sum of seven (7) hours times the number of active committee members ("the pool"). All time used by the committee members will be deducted from the pool. Unused hours will not be carried over from week to week.

98. All grievances must be presented promptly and not later than thirty (30) days after the cause of the grievance arises unless the circumstances of the case made it impossible for the employee or the Union to know that they had grounds for such claim prior to that date, in which case the retroactivity shall not exceed thirty (30) days prior to the date the grievance was filed in writing. Grievances involving discharge must be presented within three (3) working days of the action (subject to Par. 102). Grievances alleging improper layoff must be presented within two (2) working days of the Company notice to the employee of this intended layoff or there shall be no retroactivity prior to the date of the grievance.

99. Grievances alleging improper recall must be presented within two (2) working days after notice is given to the employee (at the address last given by them to the Human Resources Department) that a less senior employee was recalled to a job classification to which they were entitled, or there shall be no retroactivity prior to the date of the grievance. In cases of retroactivity the employee will be paid at the rate of the job classification to which they were entitled.

100. The Grievance Committee of the Union shall be notified and given a list of all employees scheduled for layoff or recall prior to such layoff or recall taking place. The layoff list proposed by the Company shall not become final until one working day after the Union has been provided with the list.

101. The assignment of Shop Committee Members to their respective plant areas shall be a matter of full knowledge to both the Union and the Company immediately. It is further agreed, for the purpose of prompt settlement of grievances, that, where necessary, committee members will handle grievances without restriction as to area.

102. Under the provisions of this Agreement, no employee, after their probationary period provided in Par. 63 of Article VI, Seniority, shall be discharged or given a disciplinary layoff in excess of five (5) days, without first being suspended. Such initial suspension shall be for not more than five
(5) working days. During this period of initial suspension, the employee may, if they believe that they have been unjustly dealt with, request a hearing and a statement of the offense before their supervisor or their superintendent or the Human Resources Department Representative, with a Grievance Committee member or the plant committee present if they so desire. At such hearing, the facts concerning the case shall be made available to both parties. After such hearing or if no such hearing is requested, the management may conclude whether the suspension shall be converted into discharge or disciplinary layoff, or dependent upon the facts of the case, whether such suspension shall be extended, or revoked, or modified or affirmed. If the suspension is revoked, the employee shall be returned to employment and made whole in the absence of mutual agreement to the contrary; but in the event a disposition shall result in the affirmation, extension or modification of the suspension, or in the discharge of the employee, the employee may within three (3) working days after such disposition allege a grievance in writing on a regular grievance form which shall be handled in accordance with the procedure outlined in this Article, beginning with Step Two. Should any employee as a result of this grievance, have their discipline or discharge revoked, they shall be returned to work and made whole. In the event of arbitration the arbitrator shall determine what, if any, substitute earnings or compensation are to be offset.

103. Where discipline of an employee is involved or there is a dispute as to the correctness of an employee's record of absence/tardiness, an employee or (with the employee's permission) their Shop Committee Member may review their record of absence/tardiness in the presence of a supervisor.

                                    ARTICLE X
                                 BULLETIN BOARDS

104. The Company agrees to provide up to two (2) glassed in bulletin boards with locks to be placed at the South Beloit plant which may be used exclusively by the Union for posting notices signed by the Union Secretary or the President of the Local Union and restricted to:

     1.   Notices of Union recreational and social affairs.

     2.   Notices of Union appointments and results of Union elections.

     3.   Notices of Union meetings.

     4.   Notices of Union elections.

     5. Notices, which shall be non-controversial in nature, approved by Company Representatives.

105. It is agreed that the Company may remove any notice which is not in accordance with the above restrictions.

                                   ARTICLE XI
                                      WAGES

106. New and/or changed jobs shall be described and classified in accordance with the National Position Evaluation Program, which may be modified as necessary by mutual agreement. The new or changed description and classification shall then be submitted to the job evaluation committee and, if agreed to, shall then be established. If no agreement is reached, the Company may place the description and classification in effect, after which a grievance may be filed at any time within the next thirty (30) days, contending that the job has been improperly described and/or classified.

107. Job evaluation points assigned to a job classification shall be changed only when it has been established that there have been changes in the job content or by mutual agreement.

108. The standard hourly wage schedule of rates for the respective job classes set forth in Appendix "A" shall become effective and shall remain in full force and effect for the duration of this Agreement. A schedule of jobs in each job class is also included in Appendix "A." Appendix "A" constitutes the minimum rates of pay for the applicable job classification (direct and indirect as applicable) and are incorporated by reference and are fully made a part of this Agreement.

109. Employees hired on or after May 17, 2006 for all job classifications, shall serve a progression period where applicable, or will enter at the starting wage rate set forth in Appendix "A". Progression increases may be subject to demonstration of required skills on milestone dates. Bidding into a higher classification will result in applicable new hire rate.

110. Effective on or after August 6, 2006, employees hired prior to May 17, 2006 bumping into a lower classification will result in applicable Incumbent rate. Bidding into a higher classification will enter at the 6 month progression rate for new classification set forth in Appendix "A".

111. It is understood and agreed that nothing contained in this Article shall prevent the Company from paying a present employee or a new employee the rate of the job classification to which they are transferred or assigned, provided they are qualified and able to perform the work satisfactorily.

112. When a reduction of employees occurs in a classification or in the Company, an employee who has attained a classification above the lowest grade in an occupational group (see Appendix B) shall not be reduced in rate as long as they are retained at work within that occupational group. Such rate retention shall also apply in the event such an employee is recalled to the occupational group from a job classification outside of the occupational group or from layoff out of the plant.

113. An employee wishing to be reduced in classification within an occupational group may exercise this right but once and only in the event there is a posted opening.

114. When an employee is transferred to a classification outside their occupational group in lieu of layoff, they shall receive the rate of the classification to which they are assigned.

115. Indirect. When an indirect employee is temporarily assigned to another indirect job classification outside their own occupational group, they shall be paid on the basis of either the indirect rate of their regular job classification or the indirect rate of the classification to which they are assigned, whichever is greater. When an indirect employee is temporarily assigned to a direct job classification outside their own occupational group, they shall be paid the higher of the rate of their regular job classification or the rate of the job classification to which they are assigned.

Direct. When a direct employee is temporarily assigned to another direct job classification outside their own occupational group, they shall be paid the higher of the direct rate of their regular job classification or the direct rate of the job classification to which they are assigned. An employee who is classified in a direct labor classification and who is temporarily transferred to an indirect labor classification, other than pursuant to Article VI, shall be paid either the rate of their regular classification or the rate of the classification to which they are assigned, whichever is greater.

Employees hired on or after January 28, 1984, who are working under the new hire rate progression, will be paid the appropriate rate provided for in this paragraph when temporarily transferred, reduced to the applicable rate based upon their time in the new hire rate progression.

116. No employee shall be temporarily transferred to another classification outside their occupational group (unless they consent) if there is an employee from another occupational group working in the group and shift and in the Operation to which they are regularly assigned; provided that this limitation shall not apply when an employee has been temporarily transferred out of the occupational group because of disability or their own request.

117. It is agreed that a shift differential shall be paid to an employee regularly assigned to other than the day shift as follows: an employee who works four or more hours after 3:00 p.m.

and before 11:00 p.m. shall receive a differential of fifty-five (.55) cents per hour for each hour worked; an employee who works four or more hours after 11:00 p.m. and before 7:00 a.m. shall receive a differential of sixty-five (.65) cents per hour for each hour worked. An employee regularly assigned to the first shift shall not receive a shift differential for overtime work. No change in method of shift differential pay will be made for an employee temporarily transferred from one shift to another for a period not exceeding one day. If such transfer exceeds one day, the shift differential shall be, or shall not be, paid in accordance with the provisions of this Paragraph relating to the shift on which they are temporarily working.

118. Saturday and Sunday shall be as defined in Article IV, Par. 24.

119. In the event the work of a job classification as set forth in Appendix "A" is discontinued or becomes inoperative, the Union will be immediately notified of the reason thereof. Such notification does not preclude the filing of a grievance should any disagreement arise between the parties.

120. Pay Adjustments and Corrections. Where a "retro" adjustment involves a deduction from the employee's pay, no more than $50 will be deducted from any one check. In the case of gross errors the $50 maximum will not apply and other arrangements will be made.

                                   ARTICLE XII
                                 COST-OF-LIVING

121. For the term of this contract, the cost-of-living provisions will be frozen.

122. (A) Except as set forth below in sub-paragraph (C)(3) and (4), all cost-of-living adjustments provided in this Article shall be accumulated in a cost-of-living float which shall be an "add-on," and shall not be part of an employee's classification rate. Such adjustments shall be payable only for clock hours actually worked and for reporting allowances and shall be included in the calculation of overtime premium, but, except as provided below, shall not be part of the employee's pay for any other purpose and shall not be used in calculation of any other pay, allowance, or benefit. Cost-of-living adjustments will be included in the calculation of holiday pay as defined in paragraph 31 of this Agreement. Vacation pay in any year will be calculated from the prior year's earnings as stated on the Wage and Tax Statement (Form W2) in accordance with paragraph 37 of the Agreement.

123. (B) The United States Department of Labor, Bureau of Labor Statistics, Consumer Price Index for Urban Wage Earners and Clerical Workers - C.P.I. - W U.S. City Average: All items 1982-84 = 100 shall be used as the basis for cost-of-living adjustments provided for in sections (C), (D) and (E) below. Such index shall be referred to as the "BLS-CPI."

124. (C) (1) During the calendar year 1999, there shall be four (4) cost-of-living adjustment dates: February 1, 1999, May 1, 1999, August 1, 1999, and November 1, 1999.

(2) The cost-of-living adjustment added to the cost-of-living float on such date (if a Monday) or on the first Monday following such 1999 adjustment dates, if any, will be an adjustment of one cent ($.01) for each full four-tenths (.4) points movement in the BLS-CPI index figures (after the six cent [$.06] "set off" or "corridor" set forth in [C] [3] below) based upon the following calculation months for the following 1999 adjustment dates:

February 1, 1999 - Subtract September, 1998 index figure from the December, 1998 index figure.

May 1, 1999 - Subtract December, 1998 index figure from the March, 1999 index figure.

August 1, 1999 - Subtract the March, 1999 index figure from the June, 1999 index figure.

November 1, 1999 - Subtract the June, 1999 index figure from the September, 1999 index figure.

If the calculation for any quarterly adjustment when dividing four-tenths (.4) into the applicable BLS-CPI index change between calculation month indexes results in tenths of the index left over, such tenths will be carried over into the BLS-CPI index change between the calculation month indexes for the next quarterly adjustment.

(3) The first six cents ($.06) which the above formula would otherwise generate for 1999 cost-of-living adjustments on the 1999 adjustment dates will not be paid in any form. No 1999 cost-of-living adjustments will be added to the cost-of-living float until the first six cents ($.06) which the application of the formula would produce has been exceeded and then only the amount generated in excess of six cents ($.06) shall be added to the cost-of-living float.

125. (D) (1) During the calendar year 2000, there shall be four (4) cost-of-living adjustment dates: February 1, 2000, May 1,2000, August 1, 2000, and November 1, 2000.

(2) The cost-of-living adjustment added to the cost-of-living float on such date (if a Monday) or on the first Monday following such 2000 adjustment dates, if any, will be an adjustment of one cent ($.01) for each full four-tenths (.4) points movement in the BLS-CPI index figures (after the six cent ($.06) "set off" or "corridor" set forth in (D) (3) below based upon the following calculation months for the following 2000 adjustment dates:

February 1, 2000 - Subtract the September, 1999 index figure from the December, 1999 index figure.

May 1, 2000 - Subtract the December, 1999 index figure from the March, 2000 index figure.

August 1, 2000 - Subtract the March, 2000 index figure from the June, 2000 index figure.

November 1, 2000 - Subtract the June, 2000 index figure from the September, 2000 index figure.

If the calculation for any quarterly adjustment when dividing four-tenths (.4) into the applicable BLS-CPI index change between calculation month indexes results in tenths of the index left over, such tenths will be carried over into the BLS-CPI index change between the calculation month indexes for the next quarterly adjustment.

(3) The first six cents ($.06) which the above formula would otherwise generate for 2000 cost-of-living adjustments on the 2000 adjustment dates will not be paid in any form. No 2000 cost-of-living adjustments will be added to the cost-of-living float until the first six cents ($.06) which the application of the formula would produce has been exceeded and then only the amount generated in excess of six cents ($.06) shall be added to the cost-of-living float.

126. (E) (1) During the calendar year 2001, there shall be four (4) cost-of-living adjustment dates: February 1, 2001, May 1, 2001, August 1, 2001, and November 1, 2001.

(2) The cost-of-living adjustment added to the cost-of-living float on such date (if a Monday) or on the first Monday following such 2001 adjustment dates, if any, will be an adjustment of one cent ($.01) for each full four-tenths (.4) points movement in the BLS-CPI index figures (after the three cent ($.03) "set off" or "corridor" set forth in (E) (3) below) based upon the following calculation months for the following 2001 adjustment dates:

February 1, 2001 - Subtract September, 2000 index figure from the December, 2000 index figure.

May 1, 2001 - Subtract December, 2000 index figure from the March, 2001 index figure.

August 1, 2001 - Subtract the March, 2001 index figure from the June, 2001 index figure.

November 1, 2001 - Subtract the June, 2001 index figure from the September, 2001 index figure.

If the calculation for any quarterly adjustment when dividing four-tenths (.4) into the applicable BLS-CPI index change between the calculation month indexes results in tenths of the index left over, such tenths will be carried over into the BLS-CPI index change between the calculation month indexes for the next quarterly adjustment.

(3) The first three cents ($.03) which the above formula would otherwise generate for 2001 cost-of-living adjustments on the 2001 adjustment dates will not be paid in any form. No 2001 cost-of-living adjustments will be added to the cost-of-living float until the first three cents ($.03) which the application of the formula would produce has been exceeded and then only the amount generated in excess of three cents ($.03) shall be added to the cost-of-living float.

127. (F) In no event will a reduction of the BLS-CPI and the application of the formulas set forth in Subsection (C), (D) and (E) provide the basis for a reduction of an employee's base rate and such reduction shall reduce the cost-of-living "add on" only to the extent of the amount accumulated in the cost-of-living float for the quarter or quarters involved.

128. (G) No adjustments, retroactive or otherwise, shall be made due to any revision which may later be made in the published BLS-CPI index for any month or months specified in Subsections (C), (D) and (E) above.

129. (H) Should the BLS-CPI, in its present form and on the same basis (including composition of the "Market Basket" and Consumer Sample) as the last index published prior to January 1, 1999 become unavailable, the parties shall attempt to adjust this Article or, if agreement is not reached, request the Bureau of Labor Statistics to provide the appropriate conversion or adjustment which shall be applicable thereafter. The purpose of such conversion shall be to produce as nearly as possible the same result as would have been achieved using the BLS-CPI in its present form.

130. (I) In the event the Bureau of Labor Statistics does not issue the Consumer Price Index on or before the beginning of the pay periods referred to above, any adjustments required will be made at the beginning of the first pay period after receipt of the Index.

                                  ARTICLE XIII
                                SAFETY AND HEALTH

131. The Company and the Union will cooperate in the objective of eliminating accidents and health hazards. The Company shall continue to make reasonable provisions for the safety and health of its employees at the plants during the hours of their employment. The Company, the Union and the employees recognize their obligations and/or rights under existing federal and state laws with respect to safety and health matters.

132. Protective devices and safety apparel necessary to properly protect employees from injuries shall be provided by the Company. Complaints concerning inadequate heating and/or ventilation will be given prompt and due consideration.

133. The Company will request a physical examination of each and every new employee hired before they report for work. They may from time to time request a physical examination of employees now on the payroll of the Company. It is expressly understood and agreed that any physical examination of employees on the payroll shall be made at the Company's expense and shall not be done for the express purpose of separating the employee from the payroll of the Company.

134. Employees injured at work who, upon direction of the Company approved medical provider or facility, are unable to complete their shift shall be paid at their classification rate for the difference between the hours actually worked on that day and

1) On Monday through Friday, the hours they were actually scheduled to work that day, but not more than eleven; or

(2) On Saturday, Sunday or holiday if the injury took place during the first four (4) hours of work, four (4) hours at the applicable premium rate of pay; or, if the injury took place after four (4) hours of work, the number of hours for which they were scheduled (not in excess of eight) at the applicable premium rate of pay.

Nothing herein is intended to prevent employees from seeing a doctor of their own choice, but if they do so on the day of the injury payment under this clause shall require the concurrence of the Company.

135. A Safety Committee consisting of three employees designated by the Union and at least two management members designated by the Company shall be established to cover the plant. The Safety Committee shall hold monthly meetings at times determined by the Committee. The Committee may engage in periodic safety tours of the items agendaed as part of its regular safety meetings. Time spent in committee meetings and official committee plant tours shall be considered hours worked to be compensated by the Company. The function of the Safety Committee shall be to advise the plant management concerning safety and health and to discuss legitimate safety and health matters but not to handle grievances. In the discharge of its function, the Safety Committee shall: consider existing practices and rules relating to safety and health, formulate suggested changes in existing practices and rules, recommend adoption of new practices and rules, review proposed safety and health programs developed by management and review accident severity and frequency statistics. All accidents involving fatalities or serious disabling injuries, or such other serious situations as merit investigation, such as fires, explosions, or like catastrophes shall be agendaed to the Safety Committee for consideration. Upon request, the Union Safety Committee will be given access on a confidential basis to reports or studies that directly relate to safety hazards, health or dangerous conditions that exist in the plant (e.g., air sampling and noise monitoring). A Union Safety Committee Member upon notice to the Management Safety Council shall be given affordable time to present issues pertaining to safety, at the Management Safety Council meeting.

136. The Union Chairperson or a designee shall be notified immediately when a serious accident has occurred. By the tenth of each month the Company will provide the Union a list of all employees who were sent from work to the physician for treatment during the prior month for work related (or claimed work related) injuries claimed at work during that month.

137. The Union Chairperson or a designee will be afforded time off from their job as may be required to visit departments at all reasonable times for the purpose of transacting the legitimate business of the Committee, after notice to the supervisor of the department to be visited and the permission (which shall not be withheld) from their own supervisor. The Company will pay up to four (4) hours/week toward the time spent in such activity.

138. New rules and regulations applicable to safety and health will be posed and discussed with the Safety Committee with the objective of increasing employee cooperation.

139. Recommendations of the Safety Committee shall be submitted to the appropriate Manager for their consideration and for such action that they may consider consistent with the Company's responsibility to provide for the safety and health of its employees during the hours of their employment and the mutual objective set forth in Par. 130.

140. Grievances involving safety matters shall first be raised orally between the grieving employee and their supervisor as provided in the grievance procedure. If the grievance is not satisfactorily resolved, the employee may immediately (within two (2) working days) file in writing in the second step under such procedure.

                                   ARTICLE XIV
                             INSURANCE AND PENSIONS

141. Any benefits payable under said provisions will be coordinated so that the total Benefits Payable under all such group plans will not exceed 100% of the charges for such services.

142. The term "employer group or prepayment plan" is defined as any group plan for which any employer makes contributions or for which any employer provides a means of collecting contributions required by employees (including payroll deduction).

143. The Pension Agreement, separately executed, shall remain in effect for the term of this Agreement.

                                   ARTICLE XV
                               SEVERANCE ALLOWANCE

144. When in the sole judgment of the Company it decides to permanently discontinue the operation of a plant or a substantial section of a plant and finds it necessary to terminate the employment of employees as a result thereof, any employee whose employment is terminated either directly or indirectly as a result thereof and who is not entitled or indirectly as a result thereof and who is not entitled to other employment with the Company under the provisions of
Article VI of this Agreement or Par. 146 below will be entitled to a severance allowance in accordance with and subject to the provisions of this Article.

145. Eligibility. To be eligible for a severance allowance an employee must have accumulated one or more years of seniority at the time of termination, as computed in accordance with Article VI of this Agreement.

146. As an exception to Par. 145 above, however, any employee otherwise eligible for a severance allowance who is offered a job within the bargaining unit under the provisions of Article VI of this Agreement will not be entitled to severance allowances whether they accept or reject the job offer. If such a transfer results directly in the permanent termination of some other employee, that employee will then be eligible for a severance allowance, subject to all of the other provisions of this Article.

147. In lieu of severance allowance, the Company may offer an eligible employee a job outside the bargaining unit. The employee will have the option of either accepting the job offered or receiving severance allowance.

148. Scale of Allowance - An eligible employee will receive a severance allowance based on his seniority at the time of termination as follows:

                                   Weeks of
Seniority as of Date              Severance
of Termination                    Allowance
--------------------              ---------
1 year but less than 2 years        2 weeks

2 years but less than 5 years       4 weeks
5 years but less than 10 years      6 weeks
10 years but less than 20 years     8 weeks
20 years or more                   12 weeks

149. Calculation of Allowance - A week of severance allowance will be calculated in accordance with the provisions for calculating a week of paid vacation as set forth in Article V of the Agreement.

150. Payment of Severance Allowance - Payment of any severance allowance for which an employee may be eligible will be made in a lump sum at the time of termination.

151. Notwithstanding any other provisions of this Article, any employee who is eligible for a severance allowance under the provisions of this Article, may, at the time of termination, elect to be placed on layoff status for a period of one
(1) year, rather than to be terminated and receive severance allowance. At the end of such period, such an employee may elect to remain on layoff status or to be terminated and receive the severance allowance to which they are entitled. If such an employee elects to remain on layoff at the expiration of such period, they will forfeit their right to the severance allowance to which they would otherwise be eligible.

152. An employee who voluntarily terminated their employment with the Company before they are terminated by the Company will not be entitled to a severance allowance.

153. Nonduplication of Allowance. Severance allowance shall not be duplicated for the same severance, whether the other obligation arises by reason of contract, law, or otherwise. If an individual is or shall become entitled to any discharge, liquidation, severance or dismissal allowance or payment of similar kind by reason of any law of the United States of America or any of the states, districts, or territories thereof subject to its jurisdiction, the total amount of such payments shall be deducted from the severance allowance to which the individual may be entitled under this Article, or any payment made by the Company under this Article may be offset against such payments. Statutory unemployment compensation payments shall be excluded from the nonduplication provisions of this Section, except that the severance allowance will be allocated by the Company to the equivalent number of weeks immediately following termination.

                                   ARTICLE XVI
                        TERMINATION, EXPIRATION AND SCOPE

154. The terms and conditions of the Agreement shall continue in full force and effect until 12:01 a.m. February 1, 2009, and shall continue in full force and effect indefinitely thereafter, provided, however, that either party may terminate this Agreement at any time on or after February 1, 2009 by giving to the other party at least sixty days prior written notice by certified mail of its election to terminate. In the event the Company shall desire such termination of the Agreement, such notice shall be sent by certified mail to the District Office of the United Steelworkers, 1126 South 70th Street, Suite S106A, West Allis, WI 53214 and a copy shall be sent to the offices of Local Union 3245 at 1620 Shore Drive, Beloit, Wisconsin, 53511. In the event the Union shall desire such termination of the Agreement, notice of such desire shall be sent by the Union by certified mail to the offices of the Company, 449 Gardner Street, South Beloit, IL 61080. Either party may by written notice change the address to which certified mail notice to it shall be given.

                                  ARTICLE XVII
                               COMPLIANCE WITH LAW

155. It is understood and agreed that if any of the terms and provisions of this Agreement are, or become in violation of any State or Federal laws, they are null and void so long as they may be in violation, and it is further agreed that the parties hereto shall immediately meet for the purpose of resolving any term or provisions so indicated.

UNITED STEELWORKERS                     WARNER ELECTRIC, LLC.


-------------------------------------   ----------------------------------------
Leo W. Gerard                           Stan Owens
President United Steelworkers           Operation's Manager


-------------------------------------   ----------------------------------------
James D. English                        Charles Evans
Secretary-Treasurer                     Human Resources Manager


-------------------------------------   ----------------------------------------
Thomas Conway                           Gary Simpler
Vice President (Administration)         Legal Counsel


-------------------------------------   ----------------------------------------
Fred Redmond                            Tim McGowan
Vice President (Human Affairs)          Vice President
                                        Human Resources

-------------------------------------
Jon Geenen                              ----------------------------------------
Director District 2                     Judy Crandall
                                        Human Resource
                                        Representative
-------------------------------------
Bill Breihan
Staff Representative


-------------------------------------
Steve Reynolds
President, Local 3245


-------------------------------------
Robert Caples
Committeeperson


-------------------------------------
Gary Gillett
Committeeperson


-------------------------------------
James Elliott
Committeeperson


-------------------------------------
Jada Hammond
Committeeperson


-------------------------------------
Phil Sholes
Committeeperson

September 19, 1986

MR. LAWRENCE DUNCAN
STAFF REPRESENTATIVE

United Steelworkers of America
Beloit, Wisconsin 53511

Dear Mr. Duncan:

Our policy is to utilize our own employees to the maximum practical extent in production and maintenance work. At the same time, it is recognized that problems of skill, equipment, time, economy, and know-how may render it necessary or expedient to subcontract. Whenever the Union feels that subcontracting involves work which could be done economically and within the prescribed time limits by bargaining unit employees, the Company will discuss and explain the matter upon request to the Union. It is further agreed that the Company will notify the Union in writing prior to subcontractors coming into the plant to perform such work or such work being sent out, or contracts to perform such work being signed by management. This letter is not merely meant to constitute a notification procedure but it is intended to, where possible, provide sufficient advance notice so as to allow the Union to, upon request, discuss the decision.

Sincerely,


--------------------------------------
Donald F. Sorensen
Manager - Employee Relations
Warner Electric Brake & Clutch Company

Pension

For employees who retire or otherwise become eligible on or after January 30, 2005 the following formulas apply:

     Formula to be used for benefits received effective January 30, 2005: $31.00 multiplied by years of accrued service.

For purposes of pension accrual years of continuous service will be frozen July 3, 2006. Employees who reach 30 years of service and who are at least 57 years of age, will be eligible to receive a lump sum payment based on frozen pension accrued .

                                  APPENDIX "A"

       ASSEMBLER A (DIRECT LABOR)          8/6/06   1/28/07   1/27/08
       --------------------------          ------   -------   -------
Incumbent Rate                              14.20    14.48     14.77
Starting Wage Rate                          13.20    13.48     13.77
Wage Progression (3 months post hire)       13.45    13.73     14.02
Wage Progression (6 months post hire)       13.70    13.98     14.27
Wage Progression (9 months post hire)       13.95    14.23     14.52
Wage Progression (12 months post hire)      14.20    14.48     14.77

       ASSEMBLER B (DIRECT LABOR)          8/6/06   1/28/07   1/27/08
       --------------------------          ------   -------   -------
Incumbent Rate                              13.51    13.78     14.06
Starting Wage Rate                          10.50    10.71     10.92
Wage Progression (3 months post hire)       10.75    10.97     11.19
Wage Progression (6 months post hire)       11.00    11.22     11.44
Wage Progression (9 months post hire)       11.25    11.48     11.71
Wage Progression (12 months post hire)      11.50    11.73     11.96

        MACHINIST (DIRECT LABOR)           8/6/06   1/28/07   1/27/08
        ------------------------           ------   -------   -------
Incumbent Rate                              16.84    17.01     17.18
Starting Wage Rate                          14.00    14.28     14.57
Wage Progression (3 months post hire)       14.55    14.84     15.14
Wage Progression (6 months post hire)       15.10    15.40     15.71
Wage Progression (9 months post hire)       15.65    15.96     16.28
Wage Progression (12 months post hire)      16.20    16.52     16.85

     SHOP COORDINATOR (DIRECT LABOR)       8/6/06   1/28/07   1/27/08
     -------------------------------       ------   -------   -------
Incumbent Rate                              17.30    17.47     17.64
Starting Wage Rate                          14.50    14.79     15.09
Wage Progression (3 months post hire)       15.03    15.33     15.64
Wage Progression (6 months post hire)       15.56    15.87     16.19
Wage Progression (9 months post hire)       16.09    16.41     16.74
Wage Progression (12 months post hire)      16.62    16.95     17.29

    MATERIAL HANDLER (INDIRECT LABOR)      8/6/06   1/28/07   1/27/08
    ---------------------------------      ------   -------   -------
Incumbent Rate                              12.80    13.06     13.32
Starting Wage Rate                          10.50    10.71     10.92
Wage Progression (3 months post hire)       10.75    10.97     11.19
Wage Progression (6 months post hire)       11.00    11.22     11.44
Wage Progression (9 months post hire)       11.25    11.48     11.71
Wage Progression (12 months post hire)      11.50    11.73     11.96

       INSPECTOR (INDIRECT LABOR)          8/6/06   1/28/07   1/27/08
       --------------------------          ------   -------   -------
Incumbent Rate                              15.54    15.70    15.86
Starting Wage Rate                          13.00    13.26    13.53
Wage Progression (3 months post hire)       13.55    13.82    14.10
Wage Progression (6 months post hire)       14.10    14.38    14.67
Wage Progression (9 months post hire)       14.65    14.94    15.24
Wage Progression (12 months post hire)      15.20    15.50    15.81

      TRUCK DRIVER (INDIRECT LABOR)        8/6/06   1/28/07   1/27/08
      -----------------------------        ------   -------   -------
Incumbent Rate                              15.19    15.34    15.49
Starting Wage Rate                          14.00    14.28    14.57

  TRUCK DRIVER DIESEL (INDIRECT LABOR)     8/6/06   1/28/07   1/27/08
  ------------------------------------     ------   -------   -------
Incumbent Rate                              15.72    15.88    16.04
Starting Wage Rate                          14.25    14.54    14.83

    TOOL & DIE MAKER (INDIRECT LABOR)      8/6/06   1/28/07   1/27/08
    ---------------------------------      ------   -------   -------
Incumbent Rate                              18.69    18.69    18.88
Starting Wage Rate                          17.62    17.97    18.33

SENIOR TOOL & DIE MAKER (INDIRECT LABOR)   8/6/06   1/28/07   1/27/08
----------------------------------------   ------   -------   -------
Incumbent Rate                              19.07    19.07    19.26
Starting Wage Rate                          17.62    17.97    18.33

    MASTER MECHANIC (INDIRECT LABOR)       8/6/06   1/28/07   1/27/08
    --------------------------------       ------   -------   -------
Incumbent Rate                              18.45    18.45    18.63
Starting Wage Rate                          17.39    17.74    18.09

 SENIOR MASTER MECHANIC (INDIRECT LABOR)   8/6/06   1/28/07   1/27/08
 ---------------------------------------   ------   -------   -------
Incumbent Rate                              18.89    18.89    19.08
Starting Wage Rate                          17.39    17.74    18.09

      ELECTRICIAN (INDIRECT LABOR)         8/6/06   1/28/07   1/27/08
      ----------------------------         ------   -------   -------
Incumbent Rate                              19.48    19.48    19.67
Starting Wage Rate                          18.36    18.73    19.10

   SENIOR ELECTRICIAN (INDIRECT LABOR)     8/6/06   1/28/07   1/27/08
   -----------------------------------     ------   -------   -------
Incumbent Rate                              19.88    19.88    20.08
Starting Wage Rate                          18.36    18.73    19.10

                                  APPENDIX "B"
                             (RATE RETENTION GROUPS)

1.   Material Handler

2.   Assembler A, Assembler B

3.   Machinist

4.   Shop Coordinator

5.   Inspector

6.   Truck Driver

7.   Truck Driver Diesel

8.   Senior Tool & Die, Tool & Die

9.   Senior Master Mechanic, Master Mechanic

10.  Senior Electrician, Electrician

                                  APPENDIX "C"
                         OVERTIME DISTRIBUTION AGREEMENT

1. Supervisors shall be responsible for the equilization of overtime and for maintaining and the daily posting of overtime distribution records; each group showing the names of the employees in the group and the overtime hours worked and/or declined by each employee, total overtime hours charged, and the employee's shift and overtime group to which assigned. Overtime hours charged but not worked will be identified with a circle around the hours charged.

2. Overtime within each overtime group shall be maintained within the thirty straight time hour spread, regardless of shift.

3. Only overtime that is offered to an employee on or before his shift prior to the shift on which the overtime is to be worked will be charged to an employee who declines the offered overtime. It is agreed that in the event an employee is scheduled to work overtime for any of the reasons spelled out below, they shall be charged. There is no intent to allow anyone to arbitrarily schedule an employee to work overtime just for the sake of charging them to bring their overtime in line without working anyone. For the purpose of charging overtime, it is understood that, the overtime period begins at the time the employee completes a normal work day (8 hours).

4. No employee shall be discriminated against or disciplined for their inability to work overtime, except that an employee shall be required to work overtime if they have agreed to do so, or if they have been notified to work overtime at least forty (40) hours ahead of time and have not been excused.

5. Overtime hours worked or declined by the employee shall be charged on the basis of straight time for each hour.

6. When an employee new to the Company has passed sixty days of their probationary period, they shall be charged with the average overtime hours in the overtime group to which they are assigned. The new employee will not work overtime hours prior to their 60th day unless all employees in their overtime group are assigned to work overtime, or unless all other available employees in their overtime group have been asked to work.

7. When an employee is transferred (other than temporary transfers) they shall be charged with the average of the overtime group to which they are assigned on the first day of their transfer.

8. When an employee in an overtime group is absent for any reason, they shall be charged for the overtime hours that they could have worked had they been available.

9. When the Company attempts, but is unable to contact any employee not on Company premises, the employee shall not be charged with the overtime hours which the Company was attempting to offer them.

10. The Company may schedule employees to continue work during overtime hours which they were performing during straight-time hours even though this may create a temporary imbalance of overtime opportunities within the limitations specified in Paragraph 2 above.

11. When an overtime group is exhausted the Company will use an employee from that same occupational group provided there is not an experienced employee currently in the area.

12. If an overtime group is not exhausted, and an employee from another overtime group performs overtime work in that overtime group (except as is provided in Paragraph 34, Article IV) the Company shall reimburse the low employee in the overtime group for the actual overtime hours they would otherwise have worked, at the appropriate overtime premium rate. It is recognized that time to time an employee scheduled for overtime may fail to report as scheduled, and the Company may assign an employee from another overtime group if necessary, or an employee from the proper overtime group, whichever is practicable, without incurring any violation of these overtime distribution provisions, until such time as with reasonable diligence a proper employee from the proper overtime group can be assigned. For purposes of this Appendix, the availability of an employee in an overtime group shall be considered exhausted if all hours of overtime opportunity are offered to the employees within the overtime group in a twenty-four (24) hour period in accordance with the provisions of Article III and Article IV of this Agreement.

13. If the Company bypasses the lowest available employee in the overtime group (and the overtime hours of such employee are lower than the permissible spread at the time the overtime begins), the Company shall be liable to reimburse such employee at the appropriate overtime premium rate for the actual overtime hours they otherwise would have worked. Employees who receive reimbursement without working shall be charged with the appropriate number of hours on the overtime list.

14. The overtime distribution total shall continue from year to year without a cutoff date being applicable. In other words, if an employee is behind on their overtime opportunities for the previous contract year, they shall have first opportunity for overtime hours in the succeeding year. The overtime totals shall be carried over at the end of each contract year in the same manner as they are carried over from month to month during the contract year.

15. For purposes of overtime distribution only, a vacation taken in weekly increments will be considered to start on Friday after the completion of the employee's shift and finishing at the start of the employee's shift on Monday following the week or the multiple of weeks vacation. In the case of a day or day's vacation immediately before a weekend, the weekend shall be considered as part of the employee's vacation with work commencing on their regular shift on Monday. If the employee elects to take a day or day's vacation starting Monday, the vacation will be considered as having started on the previous Friday at the end of the employee's shift. In the case of single day's vacation taken on Friday or Monday, an employee may at their option, if asked, work weekend overtime.

16. In scheduling weekend overtime the following procedure shall apply:

     (A) The supervisor involved will, in accordance with normal practice, determine how many, and which employees are required for Friday, Saturday, and Sunday overtime.

          Should the supervisor determine to ask an employee who would be "on vacation" (which, in accordance with this paragraph 15 of the Overtime Distribution Agreement, begins at the end of their shift on Friday) the employee will be charged for overtime if asked. If the employee's entire overtime group has been scheduled, the employee will be considered "asked."

     (B) The Company may, either by asking the employee as an individual or by scheduling their entire overtime group, offer an employee overtime work on the Friday or Saturday or Sunday which begins their vacation. No disciplinary action will be taken if the employee refuses this overtime unless they have accepted the overtime assignment and fail to report.

When the Company schedules or asks an entire overtime group for a week or more at a time all employees in that overtime group will be charged for all hours scheduled or asked unless the employees overtime is cancelled by a supervisor. When an employee is on leave of absence or vacation they will be charged for overtime hours worked if one employee above the employee on leave of absence or vacation and all the employees below are asked to work.

     (C) With the exception of the Friday or Saturday or Sunday which begins as employee's vacation, an employee on vacation will not be eligible for overtime assignments during their vacation, but will however be charged for overtime in accordance with Paragraph 8 of the Overtime Distribution Agreement.

17. If an employee has a physical limitation, known to the supervisor, due to a dermatitis condition, back or weight limitation, or legal restriction, etc., so that they are precluded from these tasks during straight time hours, they will not be permitted to work at these tasks on overtime hours. However, they shall be charged for all overtime hours that would have been available to them, provided that another employee actually performs the work. Such limitation shall be noted on the overtime record.

18. The Company shall make every attempt to notify employees of overtime as soon as possible.

                                  APPENDIX "D"
                                 OVERTIME GROUPS

Group #1  - Material Handler
Group #2  - Assembler A
Group #3  - Assembler B
Group #4  - Machinist
Group #5  - Shop Coordinator
Group #6  - Inspector
Group #7  - Truck Driver
Group #8  - Truck Driver Diesel
Group #9  - Senior Tool & Die, Tool & Die
Group #10 - Senior Master Mechanic, Master Mechanic
Group #11 - Senior Electrician, Electrician

                             LETTER OF UNDERSTANDING
Any overtime groups agreed to, are subject to change as new cells are developed.

                                ENROLLMENT DATES

Group Health Insurance

The participant can re-enroll on January 1st of each year. The participants cannot make a change in plan coverage unless there is a qualifying event such as marriage, birth, etc. Changes such as adding a dependent, dropping a dependent may be made at any time during the year.

Option Life

Participants may enroll or increase their coverage once a year during the first two calendar weeks of December. They may stop at any time with 30 days advanced notice.

401(k)

Initial enrollments, changes in the amount of contribution, investment elections, and investment transfers can be done at any time. Contributions may be stopped at any time. Participants may reenroll the first day of the following month after they stop deductions.

                                 401(K) PROGRAM
            EFFECTIVE JULY 1, 2006, COMPANY MATCHES 50% UP TO 6% (FOR
                         TOTAL OF 3% OF ELIGIBLE WAGES)

Employee Contribution    Employer Contribution            Total
---------------------   ----------------------   ----------------------
 1% of eligible wages   0.5% of eligible wages   1.5% of eligible wages
          2%                     1.0%                     3.0%
          3%                     1.5%                     4.5%
          4%                     2.0%                     6.0%
          5%                     2.5%                     7.5%
          6%                     3.0%                     9.0%

                             APPENDIX "E" INSURANCE
                              SCHEDULE OF BENEFITS

               FOR YOU                             FOR YOUR DEPENDENTS
               -------                             -------------------
Life insurance:                         Life insurance: Spouse $4,000 Each
$35,000 effective 1/30/05               dependent child $2,000

Additional life and AD&D:               Additional spouse and dependent life
In $1,000 increments combined maximum   insurance: Spouse $10,000/dependent
coverage $55,000 through payroll        $4,000 available through payroll
deduction.                              deduction.

Sickness & Accident:                    Not applicable.
67% of base pay up to a maximum of
$380 per week effective 8/1/2006.

Life insurance and accidental death and dismemberment insurance benefits are both occupational and non-occupational. All other benefits are non-occupational.

No benefits for A.D. & D. shall be payable for any loss resulting from taking poison, asphyxiation, or inhalation of gas, self-destruction, acts attributable to war and other causes specified in the policy; or, when the date of accidental bodily injury is more than one hundred twenty days from the date the loss is sustained.

Accident and sickness benefits begin on the first day of accident, first day of hospitalization or outpatient surgery, and eighth day of sickness, and continue for a maximum of twenty-six weeks during any one period of disability. Worker's Compensation to be supplemented by Accident and Sickness Benefit including a payment at the per diem Sickness and Accident level (1/5th of the Sickness and Accident Weekly Benefit Amount) for the Worker's compensation waiting period (not including the day of the accident which is covered by Paragraph 133 of the Collective Bargaining Agreement). Such supplement for the waiting period may be by direct payment or insured with the Sickness and Accident carrier and if the waiting period is subsequently paid by any other insurance, by any governmental agency or from any other source, the Company shall be entitled to reimbursement from the employee by payroll deduction, set off from future Worker's compensation payments from the Worker's Compensation insurance carrier or any other reasonable method of recoupment, other than recoup from a private policy carried by the individual employee where he or she is paying the full premium.

The individual certificate will define a continuous disability or confinement.

"Dependents" include only, your spouse and unmarried children from the date of live birth until nineteen years, stepchildren and legally adopted children are eligible dependents; but parents or other relatives are not eligible for dependent coverage even though supported by you. Children after attainment of age nineteen while incapable of self support because of a disabling sickness or injury that commenced prior to age nineteen are covered provided such child was eligible for coverage as a dependent prior to age nineteen. Such children must otherwise meet the definition of dependent children, must legally reside with you, and must be principally supported by you. Children until age twenty seven are eligible dependents if they are full-time students at an accredited school provided they are unmarried and otherwise a dependent.

Eligibility - A regular employee actively at work will be eligible immediately. Future new regular employees will become eligible on the first day of the month after hire.

Employees and dependents who retire between the ages of 57 and 65 shall have their coverage continued (except for regular life insurance, A.D. & D., and weekly sickness and accident benefits) until such time as they are qualified for Medicare or Medicaid or in the case of children until they no longer qualify because of age, disability, marriage, etc.

                               INSURANCE AGREEMENT

THIS AGREEMENT is made and entered into this 17th day of May 2006 by and between WARNER ELECTRIC, LLC or its successors or assigns (hereinafter referred to as the "Company") and the UNITED STEELWORKERS (hereinafter referred to as the "Union") on behalf of itself and LOCAL UNION NO. 3245.

Definitions

1. Wherever used herein:

     (a) "Employee" means an individual in the bargaining unit who has completed their first 60 days (except for health care);

     (b) "Program" means the program of insurance benefits established by this Agreement;

Program of Insurance Benefits

2. The Program shall be applicable to Employees while this Agreement is in effect in accordance with the provisions of this Agreement, subject to the following provisions:

     (a) Employees not actively at work on May 17, 2006 shall not be eligible to participate under the Program until they return to active work on or May 17, 2006 provided, however, that any Employee who shall return to work and who shall subsequently become eligible for benefits due to a recurrence of a disability or claim which commenced prior to May 17, 2006, will be eligible for benefits at the applicable rates of benefits provided for under the Program, but only for the balance of the period for which he would have been entitled to benefits under the Prior Program.

     (b) The amounts of life insurance after retirement provided for under the Program shall be applicable in accordance with the Benefit Continuation Clause for Early Retirement Window Plan.

Medical & Dental Plan

3. (a) Effective August 1, 2006, a comprehensive Preferred Provider Organization
(PPO) medical, offering both in and out of network benefits, will become effective for all employees. A summary of the plan benefits is outlined below:

                                ALTRA BASIC PLAN
                              SCHEDULE OF BENEFITS

BENEFIT                                   IN-NETWORK               OUT-OF-NETWORK
-------                                   ----------               --------------
Annual Deductible               $500/$1,000                     $1,000/$3,000
Coinsurance                     80%/20%                         60%/40%
Out of Pocket Maximum           $2,000/$4,000                   $4,000/$8,000
Lifetime Maximum                Unlimited                       Unlimited

OFFICE VISIT COPAYMENTS
Primary Care Physician          $15 per visit                   N/A
Specialist                      $30 per visit                   N/A

INPATIENT HOSPITAL SERVICES
Inpatient Care                  20% after deductible            40% after deductible
Surgery & Anesthesia            20% after deductible            40% after deductible
Physicians Services             20% after deductible            40% after deductible
X-ray & Lab Services            20% after deductible            40% after deductible

OUTPATIENT SERVICES
Outpatient Surgery              20% after deductible            40% after deductible

MATERNITY SERVICES
Hospital Services               20% after deductible            40% after deductible
Prenatal-Postpartum             Office Visit Copay $15 or $30   40% after deductible

MENTAL HEALTH/SUBSTANCE ABUSE
Inpatient                       20% after deductible            40% after deductible
                                As many days as medically
                                necessary.
Outpatient                      Office Visit Copay $15 or $30   40% after deductible

EMERGENCY ROOM                  $50 Copay                       40% after deductible
                                *(waived if admitted)

MEDICAL SERVICES
Office Visits                   Office Visit Copay $15 or $30   40% after deductible
Gynecological Visits            Office Visit Copay $15 or $30   40% after deductible
Specialist Visit                Office Visit Copay $15 or $30   40% after deductible
Well Child (Immunizations)      Office Visit Copay $15 or $30   40% after deductible
Annual Physical                 Office Visit Copay $15 or $30   40% after deductible
X-ray & Lab                     20% after deductible            40% after deductible
Allergy Tests & Treatment       Office Visit Copay $15 or $30   40% after deductible

PRESCRIPTION DRUG
Generic                                   $10 Copay

Brand                                     $25 Copay
Non-Formulary                             $40 Copay
Mail Order                       90-day supply, $20, $50, $80
Retail                                  Not Available

VISION CARE
Eye Exam                                   $60 - per plan year, no network
Eyewear                                     $100 allowance per plan year

OTHER SERVICES
Skilled Nursing Facility        20% after deductible            40% after deductible
Home Health Care                20% after deductible            40% after deductible
Durable Medical Equipment       No Copay, no deductible         40% after deductible
Chiropractic Services, $500     Office Visit Copay $15 or $30   40% after deductible
Maximum

                        Weekly Medical Plan Contribution

                        8/6/2006   1/28/2007   1/27/2008   1/4/2009
                        --------   ---------   ---------   --------
Single                   $20.35      $28.81      $34.00     $ 40.12
Employee& Spouse         $38.06      $53.90      $63.60     $ 75.04
Employee & Child(ren)    $36.39      $51.53      $60.81     $ 71.76
Family                   $53.07      $75.15      $88.67     $104.63

On an annual basis, if an additional plan is made available to non-bargaining unit employees, this plan will be made available to bargaining unit employees subject to bargaining with the union.

Contributions will be set at the lesser of 30% of the actual premium or a guaranteed maximum as stated in the medical and dental charts.

Year 2006 deductibles will be prorated to 5/12 of the plan's requirement ($208 per person/$416 per family for in-network care).

Dental Plan

Dental benefits are provided based on the schedule below:

Annual Deductible:              $25/$75
Benefit Type:
Preventive ($0 Ded.)            100%
Basic                           80%*
Major                           50%*
Orthodontic Benefit ($0 Ded.)   50%*
Maximum Annual Benefit          $1,000 per person
Orthodontic Lifetime
Maximum                         $1,500 per person

* DeltaPreferred and DeltaPremier dentists will accept Delta Dental's payment, plus any required employee coinsurance and any applicable deductible as payment in full. These dentists will file your claims for you. If you go to a non-network dentist, payment will be made directly to you unless you assign benefits to the dentist. Delta Dental will pay the lower of usual, reasonable, and customary as determined by the Plan of the state in which services are rendered or the fee the dentist bills for covered services. You will be responsible for paying the difference between the non-participating dentist's charge and Delta Dental's payment.

                         Weekly Dental Plan Contribution

         1/1/2006   1/1/2007   1/1/2008   1/1/2009
         --------   --------   --------   --------
Single     $1.76      $2.00      $2.00      $2.00
Couple     $3.01      $3.39      $3.39      $3.39
Family     $5.15      $5.80      $5.80      $5.80

Hearing aids and the associated examination will be self-funded at 50/50 to a maximum Company payment of $2,500 every three (3) years. Eligible dependents are covered.

     (a) Employees with life insurance and AD & D coverage shall have the right, at their option, to increase both coverages equally through payroll deduction, at their own expense, in $1,000 increments, at $.44/month per $1000, up to a maximum of $55,000 life insurance coverage and $55,000 AD & D coverage. Coverage shall be on a monthly basis. Employees may initiate, increase, or decrease such additional coverages during the first two (2) weeks of December and may terminate at any time upon thirty (30) days written notice.

     (b) The dental program shall not be subject to the insurance continuation provisions of Section 11 of this Agreement, nor shall this program be provided for future retirees.

     (c) Employees with dependent life insurance coverage shall have the right, at their option, to increase the coverage through payroll deduction, at their own expense at the rates listed below. The additional $10,000 spouse/$4,000 dependent insurance coverage shall be paid on a monthly basis through payroll deduction.

          Employees may initiate, increase, or decrease such additional coverages during the first two (2) weeks of December and may terminate at any time upon thirty (30) days written notice.

                  Cost
Age of         Per Family
Employee        Per Month
--------       ----------
Less than 30     $ 1.50
Age 30-34        $ 1.60
Age 35-39        $ 1.90
Age 40-44        $ 2.60
Age 45-49        $ 3.80
Age 50-54        $ 5.60
Age 55-59        $ 8.40
Age 60-64        $12.20
Age 65-69        $18.70

Cost of Benefits

4. The cost of the benefits under the Program shall be paid by the Company, except as provided below in this Paragraph 4 and 7 hereof:

     (a) Any employee on layoff who elects to continue basic life insurance after the last month of layoff for which such life insurance is continued without contribution by him will be required to pay $.44 per month (or the applicable group premium rate at the time of the layoff) per $1,000 of basic life insurance for each month as to which he is eligible in order to continue such insurance.

     (b) The amounts required to be paid for benefits provided under law in excess of basic Program benefits shall be paid entirely by the Employees.

Participation by Employees

5. Each employee shall be a participant in the Program and the amount, if any, which he shall be required to contribute to the cost thereof shall be deducted by the Company from his pay. Each Employee shall furnish to the Company any such written authorization or assignment (in a form agreed to by the Company and the Union) as shall be necessary to authorize the deduction from his pay of the amount of any contributions.

     Changing selection during plan year is possible only if you have a change in your family situation. This would include:

-    The birth or adoption of a child.

-    Marriage or divorce.

-    Death of your spouse or other dependent.

- Significant change in employee or spousal health coverage attributable to the spouse's employment.

-    Employee or spousal employment status change.


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

Other major changes may be considered, depending on the circumstances.

Requirements of Law

6. It is intended that the provisions for the insurance benefits which shall be included in the Program shall comply with and be in substitution for the provisions for similar benefits which are or shall be made by any applicable law or laws. Where, by agreement, certain basic benefits under the Program are provided under law rather than under the Program, the Company will pay the amount required to be paid therefor, including any employee contribution required by law on account of such benefits. The Company shall, after consultation with the Union, reduce the benefits of the Program to the extent that benefits provided under any law would otherwise duplicate any of the Program benefits.

     Effective January 30, 2005, active and retired employees and their dependents, who are 65 years or older and who are entitled to Medicare, will not be reimbursed for the Part B monthly premium, if they are paying such premium under the Medicare Program. In addition, the Company will not reimburse the monthly Part B premium for disability retirees retiring on or after January 30, 2005 if they are paying such premium under the Medicare program.

Additional and Alternate Benefits

7. The Program shall be in substitution for any and all insurance benefits or payments to or on behalf of Employees for death, sickness or accident, hospitalization, medical or surgical service provided by the Company in whole or in part, except as the Company and the Union have agreed or may agree in writing.

Administration of the Program

8. The Program shall be administered by the Company or through arrangements provided by it. Except as may otherwise be provided in this Agreement, the Company will arrange to have the hospitalization and physicians' services benefits under the Program provided through contracts with carriers selected by the Company, which contracts, respectively, shall be consistent with this Agreement and shall provide benefits in the amounts listed in Appendix E. Sickness and accident benefits and life insurance shall be provided by such method and through such carriers, if any, as the Company in its sole discretion shall determine.

     All benefits except life insurance, accidental death and dismemberment and weekly income benefits shall be paid directly to the provider of the service for which benefits are payable.

Administration of Sickness and Accident Benefits

9. The payment of sickness and accident benefits is an obligation of the Company, but the Agreement with the Union permits the Company to provide the payment through a policy with an insurance company. The Company performs important administrative functions in connection with the handling of claims, including the issuance of benefit checks. In the typical case, such handling is routine and a claim is paid within two weeks after it is received by the Company. The Company is authorized to make benefit payments on claims without prior approval of the insurance company when Company personnel engaged in claims work determine the claim meets


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

the standards established by the insurance company for Company approval. If you have a claim which does not meet these standards it is referred to the insurance company for decision and you are notified of such action within two weeks after the claim is received by the Company. In reaching its decision, the insurance company may take reasonable steps to investigate the medical and other factual aspects of the claim.

Life Insurance for Disability Retirees

10. An employee who shall retire on or after January 30, 2005 under the disability provisions of the Company Pension Plan at or after age 57 and prior to age 62 will have his life insurance (in the full amount set forth in Appendix
E) continued until age 62 at which time it will be reduced to $5,000.00

     An employee who shall retire under the disability provisions of the Company Pension Plan prior to age 57 will receive in equal monthly installments over a five year period the full face value of his life insurance benefit then in effect. If death occurs before the full face value has been paid, his beneficiary will be paid the difference between said full face value and the amount already paid.

     At the time an employee in any of the above categories leaves the employment of the Company, Accidental Death & Dismemberment coverage will cease.

          BENEFIT CONTINUATION CLAUSE FOR EARLY RETIREMENT WINDOW PLAN

     The Company and the Union have agreed to an early retirement window plan which shall be available to designated employees who notify the Company of their election to retire by August 1, 2006 and retire before December 31, 2006.

     Employees who retire in accordance with the above-described early retirement window plan ("early retirees"), and employees who have retired between December 1, 2004 and May 5, 2006, shall be eligible for continued coverage under the Company's medical and retiree life insurance plans until they reach age 65.

     Early retirees who elect continued coverage shall make the same contributions and receive the same medical benefits as active employees. Early retirees shall be eligible for single, couple or family coverage, subject to the applicable contribution. Contributions to the cost of insurance shall be made by the retiree by sending in a monthly check to the Company by the 1st of each month.

     Early retirees between the ages of 57 and 65, who elect single, couple or family coverage under the medical plan, shall have their medical coverage continued until such a time they are qualified for Medicare or Medicaid or in the case of children until they no longer qualify because of age, disability, marriage, etc.

     Early retirees shall be subject to the same plan terms and rules as active employees, including but not limited to dates for changing coverage, contributions, exclusions, co-pays, deductibles, benefits, limits on benefits, etc. Such terms and rules may be amended, subject only to the Company's duty to negotiate with the Union over changes in benefits affecting active employees. If any amendments are made to the terms affecting active employees, early retirees


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

will be subject to the same amendments as active employees. In the event coverage for active employees is terminated, coverage for early retirees shall also be terminated.

     For purposes of COBRA coverage, retirement shall be treated as a qualifying event and the maximum period for COBRA coverage shall be measured from the date of retirement.

     This clause shall survive expiration of the collective bargaining agreement. This clause shall be binding on the Company and its successors.

                              RETIREMENT OPTION 1.
                           SPECIAL RETIREMENT PROGRAM

     -    Employees age 57+ with 30 years of service as of December 31, 2006

               -    Must elect to retire by August 1, 2006

               -    Still eligible for $2,000 ratification payment

               - Retiree healthcare benefits remain intact. Retiree healthcare available at applicable (currently 25%, 30% effective 1/1/2007) active employee contribution rate, OR a one-time $13,000 cash payment in lieu of healthcare benefits.

               -    Lump sum pension payment option is available.

     -    Retiree healthcare assurance letter provided.

     - Warner Electric management will determine last day worked, which will be prior to 12/31/2006 or a later date by mutual agreement.

                              RETIREMENT OPTION 2.
                            EARLY RETIREMENT PROGRAM

     -    Employees age 57+ with 5 years of service as of December 31, 2006

               -    Must elect to retire by August 1, 2006

               -    Still eligible for $2,000 ratification payment

               -    $13,000 cash payment

               - Retiree healthcare and retiree life insurance is no longer available

               - Plan does not allow a lump sum pension payment for employees with less than 30 years of service.

     - Warner Electric management will determine last day worked, which will be prior to 12/31/2006 or a later date by mutual agreement.

Extension of Benefits

11. If an employee shall be absent from the service of the Company for a period not to exceed thirty (30) months, due to non-occupational disability (validated by doctor's certificate) the insurance program shall be kept in effect for such employees during such thirty (30) month's period only. In cases of absence due to occupational disability, the insurance program shall be kept in effect for up to five (5) years.


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

     In cases of layoff of employees with less than two (2) years of seniority, the group insurance program shall cease on the last day worked except that such employee shall have the conversion privileges provided for in the master insurance policy. In cases of layoff of employees with two (2) or more years of seniority, sickness and accident benefit coverage will cease on the last day worked; life insurance, hospitalization benefits, and surgical benefits shall be kept in effect for two (2) months after the end of the month in which the employee last worked; life insurance may be continued thereafter for a period of an additional twelve (12) months by paying the required premiums in advance to the Company in the amount specified in Paragraph 4 (a) above.

     In cases where an active employee dies with five (5) but less than ten (10) years of seniority with dependent coverage in effect at the time of death, the dependent coverage (hospital, surgical, medical, dental and drug only) will be continued for the dependents during the month of death and the following six months assuming continued payment of the monthly premium contribution provided for in the group insurance program. This extension shall be the month of death and the twelve following months in the case of an active employee who dies with ten (10) or more years of seniority and with dependent coverage in effect at the time of death.

Extent of Company Obligation

12. The failure of any carrier to provide for benefits under the Program shall not result in any liability to the Company, nor shall such failure be considered a breach by the Company of any of the obligations which it has undertaken by this or any other agreement with the Union. In the event of any such failure, the Company and the Union shall immediately take action to provide substitute coverage in accordance with the provisions of this Agreement. Differences between claimants and the insurance carrier or their agents shall not be subject to the grievance procedure provided in the Basic Agreement. In the event of a disputed claim the Company will assist in communicating with the insurance carrier to assure compliance with the Master Insurance Contract.

Insurance Reports

13. The Union shall be furnished, upon request, an annual report regarding the Program. From time to time during the term of this Agreement, the Union shall be furnished such additional information as shall be reasonably required for the purpose of enabling it to be properly informed concerning the operation of the Program. Any accounting under the Program shall make no distinction between the experience with respect to Employees and other employees who may be covered, except that experience of employees who participate in the Program on a different basis or are entitled to different benefits from those provided for employees represented by the Union shall be included in such accounting only to the extent that the Company and the Union agree to such inclusion. The Company will continue the present arrangements under which it undertakes the keeping of insurance records of individual employees, the completion of individual employees' certificates, the recording of changes in insurance classifications and a major portion of the investigation and payment of claim. The cost to the Company of performing such work will not, for any accounting under the Program, be deemed to be a cost of the Program.

                             Job Security Agreement

     - South Beloit manufacturing operations will remain open for the life of the collective bargaining agreement (through January 31, 2009), subject to paragraph 3 of the Job Security Agreement.


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

     - In the event that any bargaining unit employee of the active payroll as of the date of ratification of this collective bargaining agreement is laid off without expectation of recall during the term of the collective bargaining agreement, he/she will have the right to elect severance pay at two times the rate provided in the collective bargaining agreement. Election of severance pay will terminate the employee's seniority rights.

     - This agreement will become null and void in the event the plant is closed due to an Act of God, or in the event the plant fails to perform at least a 5% EBITDA level for two (2) consecutive quarters.

                                TERM OF AGREEMENT

The Insurance Agreement dated May 17, 2006 shall remain in effect through February 1, 2009. This Agreement shall become effective as of May 17, 2006 and shall remain in effect until February 1, 2009 in accordance with the Basic Agreement.


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